CONFIDENTIAL

________________________________

Trademark License Agreement

between

Tommy Bahama Group, Inc.

and

Boomer Holdings Inc.

_______________________________

Index

Section 1.	Definitions
Section 2.	Grant of License
Section 3.	Sale of Licensed Products
Section 4.	Approval of Licensed Products
Section 5.	Licensor’s Use of Licensed Product
Section 6.	Minimum Net Sales
Section 7.	Guaranteed Royalty & Earned Royalty
Section 8.	Sales & Royalty Reports
Section 9.	National Advertising & Marketing Support
Section 10.	Advertising, Marketing, Promotions & Packaging Approval
Section 11.	Media Approval
Section 12.	Tommy Bahama Marks
Section 13.	Confidential & Proprietary Information
Section 14.	Payments
Section 15.	Notices & Other Communications
Section 16.	Records & Inspection
Section 17.	Manufacturing, Compliance & Code of Conduct
Section 18.	Assignment, Changes of Control
Section 19.	Termination
Section 20.	Indemnity & Disclaimer
Section 21.	Insurance & Loss
Section 22.	Joint Venture
Section 23.	Force Majeure
Section 24.	Choice of Law & Forum
Section 25.	Waiver
Section 26.	Validity
Section 27.	Entire Agreement
Section 28.	Reservation of Rights
Section 29.	Exhibits
Section 30.	Survival
Section 31.	Intentionally Omitted
Section 32.	Interpretation

Exhibits

A.	Authorized Licensed Trademarks
B.	Authorized Licensed Products and Territory
C.	Contract Term
D.	Sales of Licensed Products to TB Retail Stores and TB E-Commerce
E.	Minimum Net Sales
F.	Guaranteed Royalty
G.	Earned Royalty
H.	Advertising & Marketing
I.	Approved Additional Licensors, Brands and Logos of Licensee
J.	Approved Retailers of Licensee
K.	Quarterly Statements
L.	Statement of Estimated Monthly Net Sales
M.	Advertising Policy
N.	Tommy Bahama Quality Control and Brand Compliance Standards
O.	Notice to Third Parties
P.	Supplier Agreement and Certification
Q.	Intentionally Omitted
R.	Licensee Targeted Events

Trademark License Agreement

This Trademark License Agreement (“Agreement”) made and entered into this _____ day of ____________, 2019 (“Effective Date”), by and between Tommy Bahama Group, Inc., with offices at 4 Bryant Park, 11th Floor, New York, New York 10018 (“Licensor”), and Boomer Holdings Inc., a Nevada corporation registered under the Securities Act of 1934 with the United States Securities and Exchange Commission with its principal place of business at 8670 West Cheyenne Avenue, Las Vegas, NV 89129 (“Licensee”).

RECITALS

A.       Licensor is the owner of the well-known TOMMY BAHAMA® trademark and related intellectual property rights. It has the exclusive right to grant to any third party the right to use the TOMMY BAHAMA trademark and related intellectual property rights in various countries.

B.        Licensee is an innovative health and wellness company and owner of a proprietary formulation they have designated as CB5.

C.       Licensee desires to obtain the right to use the trademark TOMMY BAHAMA, and other trademarks and service marks attached to this Agreement as “Exhibit A” and rights pertaining to each of them (the “TOMMY BAHAMA Marks”), within the Territory (as defined in “Exhibit B”) in connection with the manufacture, sale, distribution, advertisement and promotion of high-quality products.

D.        Licensor is willing to grant such a license to Licensee, upon the terms and conditions set forth in this Agreement.

In consideration of the mutual promises and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions

1.1.	“Affiliate” shall mean, for any party, any officer or director or any other corporation, partnership, joint venture, entity or person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the party specified. For purposes of this definition, “control”, when used with respect to any party, shall mean the power to direct or cause the direction of the management and policies of such party, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

1.2.	“Approved Channels of Distribution” shall have the meaning ascribed to such term in Section 3.1.

1.3.	“Code of Conduct” shall mean Licensor’s stated policy governing issues related to employment, working conditions, the environment and human dignity and other issues. The Code of Conduct is attached hereto as “Addendum 1 to Exhibit P” and by this reference incorporated herein.

1.4.	“Competing Event” shall mean any event by which: (i) Licensee or any Affiliate of Licensee shall become the licensee or affiliate of any direct lifestyle competitor of Licensor or any Affiliate of Licensor, including without limitation and solely for purposes of example, the following companies or brands: (a) Maui Jim; (b) Caribbean Joe; (c) Cubavera; (d) Reyn Spooner; (e) Tori Richard; (f) Jimmy Buffet; or (g) Margaritaville; or (ii) Licensee shall become a competitor as to the “island lifestyle” genre of Licensed Products, whether by acquisition, internal development or otherwise. Licensee agrees that if there is a dispute over whether an event is a Competing Event, the dispute will be resolved subject to Licensor’s decision in Licensor’s sole discretion.

1.5.	“Confidential Information” shall mean secret or proprietary information of, or data maintained as confidential by, Licensor. It shall include, without limitation, the terms and conditions of this Agreement, Licensor Designs, Design Rights, information concerning products, techniques, developments, product plans, equipment, inventions, patent applications, ideas, designs, processes, methods, research, sales, licensing, customers, operations and work product of Licensor or its Affiliates. Nothing shall be considered Confidential Information which (i) Licensee learns from other sources which have a right to disclose that information free from confidentiality restrictions; (ii) is available to the public or readily discernible from information available to the public; (iii) enters the public domain other than through the actions or inactions of Licensee; or (iv) is independently developed by Licensee without reference to, or reliance on, the Confidential Information.

1.6.	“Contract Quarter” shall mean (i) with respect to the first Contract Quarter, the period commencing on the Effective Date and continuing until January 31, 2020, (ii) with respect to any Contract Quarter after the first Contract Quarter, any three (3) successive month period commencing on the day immediately following the last day of the preceding Contract Quarter and continuing until the earliest of the next succeeding January 31, April 30, July 31, or October 31, and (iii) with respect to the last Contract Quarter, the period ending on the earlier of the Expiration Date or the Termination Date and commencing on the day immediately following the last day of the preceding Contract Quarter.

1.7.	“Contract Term” shall mean the term of this Agreement, as set forth on “Exhibit C,” unless sooner terminated under this Agreement. Any renewal or extension that may be granted in the future, in Licensor’s sole discretion, is deemed included in the Contract Term.

1.8.	“Contract Year” shall mean a period of twelve (12) successive months commencing on any first day of February during the Contract Term, except that the first Contract Year shall commence on the Effective Date and shall continue until January 31, 2020.

1.9.	“Design Documentation” shall mean color strike-offs, photographs or drawings of sample Licensed Products, together with line plans, all other artwork, specifications, sketches, renderings, samples, marketing and pricing information, cost analyses and similar materials relating to the proposed Licensed Products.

1.10.	“Design Rights” shall mean any and all patent, design patent, trademark, trade dress, copyright and other proprietary rights in and to all Licensee-developed pictorial, graphic, visual, textual, logotype, verbal or audio elements or material, including (but not limited to) all artwork, sketches, patterns, designs, formulas, prints, prototypes, specifications, spec sheets, molds and tooling, incorporated in or related to any Licensed Product or to any related advertising or promotional material; packaging and packaging designs (including with respect to containers), contours, and shapes; labels and hangtags, or any component of any such elements and material. Design Rights do not include (a) Licensee-owned trademarks, trade names, service marks or logos existing as of the Effective Date and used in connection with Licensed Products in a manner permitted under the terms of this Agreement or (b) Licensee-developed product formulas (any such rights pursuant to clause (a) or (b), the “Licensee Rights”).

1.11.	“Earned Royalty” shall mean, for each Contract Year, the royalty amount payable to Licensor calculated as the relevant percentage of Net Sales specified in “Exhibit G.”

1.12.	“Expiration Date” shall mean the date upon which the Agreement ends because of the end of the Contract Term.

1.13.	“Guaranteed Royalty” shall mean, for each Contract Year, the minimum royalty payment to be made to Licensor by Licensee, as specified in “Exhibit F,” regardless of actual Net Sales, paid as a non-refundable advance towards the amount due as an Earned Royalty for Licensed Products.

1.14.	“Licensed Product” shall mean any Product, as specified in “Exhibit B,” for which rights are granted to Licensee under this Agreement, and which bears or displays any of the TOMMY BAHAMA Marks or incorporates Licensor Designs or Design Rights.

1.15.	“Licensor Designs” shall mean styles, designs, patterns, color combinations, packaging and packaging designs, design and marketing directions and seasonal concepts supplied by Licensor.

1.16.	“Marketing Support” shall mean costs of showroom displays, tradeshows and all other branded marketing and promotional materials, including advertisements, brochures, catalogs and similar marketing materials, created and developed by or on behalf of Licensee to be used to promote the distribution and sale of Licensed Products to the trade. By way of example, subject to the other terms and conditions of this Agreement, Marketing Support and/or National Advertising and out-of-pocket third party expenditures relating thereto may include the following: samples, concept boards, literature, swatch cards, and showroom vignettes; website development; blogs; search engine optimizations; website advertising; email marketing strategizing; social media; and/or analytics reporting.

1.17.	“Minimum Net Sales” shall mean, for any Contract Year, the minimum Net Sales Licensee must generate, as set forth on “Exhibit E.”

1.18.	“National Advertising” shall mean advertisements, brochures, catalogs and similar marketing materials designed or intended to promote the sale of Licensed Products, including point-of-purchase displays for use by retailers and marketing and promotional pieces provided to retailers for use in sales promotions to consumers, that Licensee will have (a) published and distributed to consumers; (b) included in publications intended for consumers; or (c) broadcast through television, the Internet, radio or other media. National Advertising does not include cooperative advertising or charitable donations, nor does it include expenditures that are related to cost of sales (meaning necessary or incidental expenses).

1.19.	“Net Sales” shall mean the invoiced billing price of all Licensed Products sold/and or shipped by Licensee to its customers, excluding only federal and state taxes, freights, returns, and trade discounts evidenced by credit memoranda and normal sales allowances all of which shall not exceed fifteen percent (15%) of annual gross sales of Licensed Products. No deductions shall be made for early payments and bad debt, advertising allowances or special promotions of any kind or for costs incurred in manufacture, sales, advertising or promotion.

1.20.	“Prime Rate” shall mean the prime rate of interest announced from time to time by SunTrust Bank, Atlanta, Georgia or any successor institution for the applicable period.

1.21.	“Quarterly Statement” shall mean a combination sales and royalty statement issued by Licensee to Licensor with respect to each Contract Quarter during the Contract Term. If the initial or last Quarterly Statement shall be for a period less than three (3) successive months, it shall be issued with respect to that shorter period.

1.22.	A “Sale” shall occur upon the earlier of when Licensed Products are invoiced or shipped by Licensee to its customers.

1.23.	“Sell-Off Period” shall mean the first ninety (90) days following the Expiration Date or Termination Date, as the case may be, subject to the conditions set forth in this Agreement.

1.24.	“TB E-Commerce” shall have the meaning attributed to such term in Section 2.6.

1.25.	“TB Stores” shall have the meaning attributed to such term in Section 2.6.

1.26.	“Termination Date” shall mean the date upon which the Agreement ends due to any cause other than expiration of the Contract Term.

2.	Grant of License

2.1.	Licensor hereby grants to Licensee a nontransferable, non-assignable, non-divisible, and exclusive (as limited by the other provisions of this Agreement, including “Exhibit B”) license, without the right to grant sublicenses, to use the TOMMY BAHAMA Marks, solely in the Territory and solely on or in connection with the manufacture, advertising, promotion, sale, offering for sale, and distribution of Licensed Products and related promotional and packaging material during the Contract Term of this Agreement or until this Agreement is sooner terminated as hereinafter set forth. Notwithstanding the previous sentence, the license shall be non-exclusive for the last six months of the Contract Term.

2.2.	This grant of license shall be exclusive as to third parties, except as otherwise provided in this Agreement, during the Contract Term and in the Territory; however, nothing contained in this Agreement shall prevent Licensor or any Affiliate of Licensor from exercising any rights similar to those granted to Licensee either directly or through other Affiliates of Licensor, at any time, in the Territory or elsewhere. Licensor agrees that it shall not utilize any information furnished by Licensee pursuant to this Agreement to engage any of Licensee’s manufacturers or research and development partners for the purposes of producing or developing products substantially similar to the Licensed Products manufactured and sold by Licensee (i.e., containing any of Licensee’s proprietary formulations).

2.3.	All Licensed Products shall bear at least one of the TOMMY BAHAMA Marks and no Licensed Products shall be sold or otherwise distributed under any marks other than the TOMMY BAHAMA Marks. Licensor reserves all rights to the TOMMY BAHAMA Marks except as specifically granted herein to Licensee, and Licensor may exercise such rights at any time.

2.4.	Licensee shall use its best efforts to maximize the economic benefits intended to be realized by Licensor pursuant to this Agreement while maintaining the high standard, quality, image and prestige represented by the TOMMY BAHAMA Marks and consistent with the channels of distribution specified in “Exhibit J” (as may be supplemented pursuant to an Authorized Retailer Request Form from time to time).

2.5.	Licensee agrees that Licensee shall present the Licensed Products throughout the Territory to the trade in the number of categories, styles or lines reasonably anticipated under this Agreement.

2.6.	The parties acknowledge that it may be in their mutual best interest to maintain inventory and periodically refresh attractive displays of Licensed Products at the TOMMY BAHAMA-branded retail locations maintained by or on behalf of Licensor or an Affiliate of Licensor, both within and outside of the Territory as the same may exist from time to time (“TB Stores”), and to facilitate display of Licensed Products on the TOMMY BAHAMA-branded e-Commerce website business(es) maintained by or on behalf of Licensor and/or an Affiliate of Licensor, both within and outside of the Territory (“TB E-Commerce”). The terms and conditions for sales of Licensed Products to TB Stores and TB E-Commerce are set forth on “Exhibit D.” Licensee agrees that Licensed Products will be made available throughout the Contract Term for purchase by TB Stores and TB E-Commerce, whether or not within the Territory, in accordance with Licensee’s standard dealer terms and conditions, the terms of which shall not be inconsistent with this Agreement (including those terms of sale set forth on “Exhibit D”); provided, that, nothing contained herein shall represent a commitment or obligation by Licensor to purchase any Licensed Products from Licensee.

2.7.	Licensee acknowledges that due to the nature of the marketplace, the definition of Licensed Products may change or may not be amenable to precise delineation. Licensee agrees that if there is a dispute over the definition of Licensed Products, the dispute will be resolved by Licensor in Licensor’s sole discretion.

2.8.	During the Contract Term, neither Licensee nor any Affiliate of Licensee may engage in any Competing Event without the prior written approval of Licensor. Attached to this Agreement as “Exhibit I” is a list of licensors, brands and logos, of Licensee or its Affiliates; each of those licensors, brands and logos is deemed approved by Licensor regardless of any existing Competing Event. During the Contract Term, Licensee shall annually provide an update to “Exhibit I” at the commencement of each Contract Year and in all events shall provide notice, pursuant to the notice provisions in this Agreement, to Licensor of any proposed Competing Event. Licensor shall have fifteen (15) business days in which to approve or disapprove any such potential Competing Event. If Licensor shall not approve any proposed Competing Event in the aforesaid fifteen (15) business day period, it shall be deemed to have disapproved the proposed event. Licensor may require that Licensee provide Licensor with such additional documentation as shall be reasonably necessary to facilitate Licensor’s analysis of the proposed Competing Event. Without limitation of the foregoing, Licensor shall have the sole discretion to determine if it will approve or disapprove any proposed Competing Event.

2.9.	Licensee shall at all times employ one full-time National Sales/Brand Manager who shall be dedicated to the sale of Licensed Product. Said National Sales/Brand Manager must be approved by Licensor and have significant experience in selling products similar to the Licensed Products. Additionally, Licensee shall at all times employ at least one full-time Designer/Merchandiser (plus as many other designers and merchandisers as needed) who is dedicated to the design and merchandising of Licensed Product. Said Designer/Merchandiser must be approved by Licensor and have significant experience in designing and merchandising products similar to the Licensed Products. Licensor acknowledges that the aforementioned employees may have additional duties outside of the design and merchandising of Licensed Product until management of the relationship with Licensor requires full-time attention.

2.10.	Licensor and its Affiliates may, but shall not be obligated to, supply Licensee with Licensor Designs. Licensee agrees that Licensor Designs shall be utilized by Licensee only in the production, advertisement, marketing, promotion, distribution and sale of Licensed Products. If Licensee shall retain or employ any subcontract manufacturer, each such manufacturer shall be provided with a written notice in the form set forth in “Exhibit O,” notifying that manufacturer that Licensor Designs may be used only in compliance with the requirements of this Agreement, and that any violation by the manufacturer of these restrictions shall be grounds for immediate termination of the manufacturer’s services for Licensee relating to Licensed Products, in addition to Licensor’s right to seek damages from each subcontract manufacturer for the use of Licensor Designs not in conformance with the terms of this Agreement. Licensee shall monitor the completion of and subcontract manufacturer’s signing of, and be accountable to Licensor for, the subcontract manufacturers’ notices; copies of each shall be supplied to Licensor within ten (10) days of its receipt by Licensee.

3.	Sale of Licensed Products

3.1.	Licensee agrees that Licensed Products shall be distributed for retail sale (direct to consumers) only through channels of distribution approved by Licensor and which are appropriate for the superior reputation, quality control standards and public image of the TOMMY BAHAMA Marks (“Approved Channels of Distribution”). Before any order from a prospective customer not set forth on “Exhibit J” or previously approved in accordance with this Section 3.1 is accepted, Licensee shall submit an Authorized Retailer Request Form (set forth on “Addendum 1 to Exhibit J”), to notify Licensor of the identity of the customer (and all applicable retail doors of such customer to which Licensed Products are proposed to be sold) and provide sufficient information to enable Licensor to determine whether it is acceptable. Approval of any customer or retail account (or retail door of an approved retail account) may be withdrawn by Licensor, pursuant to the notice requirements set forth in this Agreement, at any time if Licensor determines, in its sole discretion, that advertising, marketing, promotion or sales to or by that customer or retail account (or door) shall have been, or shall have become, inconsistent with the reputation, quality control standards and/or public image of the TOMMY BAHAMA Marks.

3.2.	Licensee agrees that under no circumstances shall Licensed Products be sold if they are or may be contaminated or adulterated, which are or may pose a health risk or which are not or may not be in compliance with applicable federal, state, international or local laws or regulations. All such Licensed Products shall be destroyed in accordance with applicable federal, state, international and local laws and regulations.

4.	Approval of Licensed Products

4.1.	Licensee shall ensure that at all times the Licensed Products maintain the distinctiveness of the TOMMY BAHAMA Marks and the image and high quality of goods and merchandise bearing the TOMMY BAHAMA Marks that are being manufactured and sold by or on behalf of Licensor and its other licensees. Licensee agrees that with respect to all Licensed Products manufactured or sold by it, such Licensed Products will be of high quality workmanship, materials and ingredients consistent with maintaining the image of the TOMMY BAHAMA Marks and shall be at least equal in quality and materials as the design documentation and samples of Licensed Products submitted by Licensee and approved by Licensor pursuant to this Agreement.

4.2.	Licensor shall have the right, in its sole discretion, to approve or disapprove in advance of sale all Licensed Products (including without limitation the design, quality, style, colors, appearance, material and workmanship of Licensed Products and related packaging), and to approve or disapprove in advance any brands, endorsements, trademarks, service marks, trade names, designs and logotypes (whether included in the TOMMY BAHAMA Marks or not) used in connection with Licensed Products. Licensee shall not show, distribute or sell any Licensed Product which has not been approved in advance by Licensor or which is, at any time, disapproved by Licensor in accordance with the terms of this Agreement. Licensor reserves the right to revoke approval of Licensed Products that were previously approved, however, Licensor agrees that it will not do so unless Licensor concludes, in its sole discretion, that such Licensed Products no longer reflect the taste, style, or quality associated with the TOMMY BAHAMA Marks.

4.3.	Before commercial production of any Licensed Product, Licensee shall submit for Licensor’s review and approval, (a) all concepts, all preliminary and proposed final artwork which are to appear on or in any Licensed Product; and (b) a list of the proposed technical specifications of (i) the packaging or container for the Licensed Product and (ii) details with respect to the Licensed Product, including without limitation, any labeling statements (e.g., the proposed ingredient list, nutritional declaration and product claims), ingredient sources, a nutritional analysis, quality and microbiological standards, packaging or container formats, and attributes of the Licensed Product (e.g., taste, color, shape, and texture) (collectively, “Product Technical Specifications”). If the preliminary concept for any Licensed Product is approved by Licensor, in its sole discretion, Licensee may proceed to the pre-production approval phase set forth in Section 4.4 below.

4.4.	Licensee shall submit for Licensor’s review and approval a rendering of a pre-production sample of each Licensed Product. For the avoidance of doubt, each such rendering shall include a sensory sample of the Licensed Product made in conditions that simulate a full production run. Licensee shall further submit with each rendering, and before commercial production, the following materials: (a) final and completed Product Technical Specifications; and (b) analytical results and other appropriate evidence, including, as applicable to consumable Licensed Products, an independent nutritional analysis of the Licensed Product from a testing laboratory accredited under ISO/IEC 17025 ("Qualified Laboratory"), confirming that all statements on the ingredient list, the nutritional declaration and any nutrition-related claims (the “Descriptors”) and the Licensed Product comply with the final Product Technical Specifications and applicable laws. If the Licensed Product and final Product Technical Specifications are approved by Licensor, Licensee may proceed to the production phase set forth in Section 4.5 below.

4.5.	Before selling a Licensed Product to any customer, Licensee agrees to furnish to Licensor, from the first production run of each supplier of each Licensed Product, five samples of each different style and design of each Licensed Product along with the packaging or container for such Licensed Product, all of which Licensee shall ensure conform to the approved concepts, pre-production sample, and final Product Technical Specifications. Licensor may approve or disapprove such production sample based on non-compliance of the production sample to the approved concepts, pre-production sample, or final Product Technical Specifications or unacceptable quality of the Licensed Product as manufactured, as determined by Licensor. Any Licensed Product not approved by Licensor in writing shall be deemed disapproved and shall not be manufactured or sold and, unless otherwise agreed to by Licensor in writing, shall be destroyed. In the event there is any change to the recipe or method of manufacture that affects the Licensed Product, including any change necessitated by applicable laws, then such change must be agreed to by Licensor in writing, the final Product Technical Specifications must be amended accordingly, and analytical results and other appropriate evidence (including, as applicable to consumables, an independent nutritional analysis of the Licensed Product from a Qualified Laboratory) confirming compliance with the amended final Product Technical Specifications must be resubmitted to Licensor. No test runs, seconds or irregulars may be sold without Licensor’s prior written approval and, unless approved for sale by Licensor, Licensee must destroy all such test runs, seconds or irregulars.

4.6.	Licensor agrees that it will use commercially reasonable efforts to respond to any submission of concepts, samples, Product Technical Specifications or other Design Documentation submitted in accordance with this Article 4, including any submissions pursuant to Section 4.3 above, within fifteen (15) business days of confirmed receipt of the applicable materials. If any item is disapproved, in each case, Licensee will be advised of the specific reasons. Upon request, Licensee shall reimburse Licensor for any import duties, shipping charges or other costs or expenses incurred in connection with delivery of samples to Licensor.

4.7.	In the event of a dispute between Licensor and Licensee regarding any Licensed Product, Licensor will have final control and approval with respect, as applicable, to the taste, style, overall design, packaging, packaging materials and components, decorative details, ingredients, ingredient sourcing and similar matters. Notwithstanding the foregoing, Licensor acknowledges that Licensee has considerable expertise in health and wellness and that barring any safety, quality or regulatory concerns, Licensor shall generally defer to Licensee with respect to decisions regarding ingredients.

4.8.	Licensee assigns to Licensor all of Licensee’s right, title and interest (including without limitation copyrights) in each design developed and used by Licensee in connection with any of the Licensed Products, and all rights associated with them, including, without limitation, all Design Rights. Licensee shall promptly execute and deliver all forms of assignment and other documents as may be reasonably required to transfer to Licensor any of Licensee’s rights of ownership in the Design Rights or to obtain, protect, or perfect Licensor’s rights in the Design Rights. In addition, during the Contract Term, and at any time thereafter, Licensee (a) shall not contest, raise any objections to the validity of, or attack Licensor’s title to, or rights in, the Design Rights, (b) shall not file any application for, or obtain or attempt to obtain ownership of, any Design Rights, (c) shall promptly notify Licensor if Licensee becomes aware of any attempts to do so by, or any use, of any material covered by Design Rights by any third party, and (d) shall take all appropriate actions, and all actions reasonably requested by Licensor to prevent or avoid any misuse of the material covered by Design Rights or Licensed Products by any of its customers, contractors, sublicensees, suppliers or other resources.

5.	Licensor’s Use of Licensed Product

Without limitation of Licensee’s obligations pursuant to Article 4, for each style, model, variation or flavor of Licensed Product, during the Contract Term, Licensee shall supply Licensor, at no charge and at no cost or expense, with up to five (5) Licensed Products per Contract Year, as Licensor may reasonably request for the marketing or promotional use of Licensor (not for resale), including, but not limited to, use in Licensor’s showrooms and trade-show exhibits. In addition, Licensor may purchase Licensed Products from Licensee (at Licensee’s manufacturer’s cost) for the marketing or promotional use of Licensor (not for resale), including, but not limited to, use in Licensor’s showrooms and trade-show exhibits. Upon request by Licensor, Licensee shall promptly provide one sample of all finished products, including packaging or labels, as applicable, using the TOMMY BAHAMA Marks for intellectual property purposes.

6.	Minimum Net Sales

With respect to each Contract Year during the Contract Term, Licensee must generate the Minimum Net Sales, as set forth on “Exhibit E.” Without limitation of any other rights or remedies, if Licensee does not generate the Minimum Net Sales during any Contract Year, Licensor may terminate this Agreement upon thirty (30) days’ notice to Licensee or, in Licensor’s sole discretion upon notice to Licensee, declare that all rights granted by Licensor to Licensee are non-exclusive.

7.	Guaranteed Royalty and Earned Royalty

7.1.	In consideration for the license granted by the Licensor hereunder, Licensee shall pay to Licensor the Guaranteed Royalty set forth on “Exhibit F” hereto. The Guaranteed Royalty for each Contract Year during the Contract Term, if applicable, shall be paid in four (4) equal installments on or before the first day of each Contract Quarter commencing during that Contract Year. Within each Contract Year, the Guaranteed Royalty is paid as a non-refundable advance towards amounts due as Earned Royalty for sales of Licensed Products during such Contract Year. No part of any Guaranteed Royalty may be carried forward or backward as a credit from one Contract Year to any other, or to any applicable Sell-Off Period.

7.2.	Licensee shall pay to Licensor an Earned Royalty on Net Sales for all Licensed Products sold by Licensee during each Contract Year during the Contract Term as set forth on “Exhibit G” hereto. To the extent that such Earned Royalty for Licensed Products in a given Contract Quarter exceeds the Guaranteed Royalty previously paid for such Contract Quarter, such amount shall be payable to Licensor within thirty (30) days following the conclusion of each Contract Quarter. Past due payments shall bear interest at a per annum rate of interest equal to (a) the Prime Rate plus two percent (2%) per annum, or (b) the maximum interest rate permissible under law, whichever is less. All Earned Royalties due Licensor shall accrue upon the Sale of the Licensed Products regardless of time of collection by Licensee (subject to credits for returned Licensed Products).

7.3.	Licensee may reconcile the amounts owed for Guaranteed and Earned Royalties every Contract Year on August 1 and February 1. For example, if during a Contract Year, Licensee’s Net Sales were much higher during one Contract Quarter than the Minimum Sales requirement would anticipate (resulting in a payment of Earned Royalties), but then much lower in the subsequent Contract Quarter, it would be possible that Licensee would need to reconcile an overpayment of Earned Royalties when compared to the actual Net Sales and royalties due for such period. In such a case, Licensee may reduce the Guaranteed Royalty amount due on August 1 and/or February 1, as applicable, to reconcile any previous overpayment. This allowance for reconciliation does not, under any circumstances, allow Licensee to reduce its Guaranteed Royalty for any reason other than for reconciling excess Earned Royalty payments already made. Furthermore, this paragraph does not in any way diminish the requirement that Licensee pay Earned Royalties every Contract Quarter of the Contract Term if such amounts are due pursuant to the terms of this Agreement.

8.	Sales & Royalty Reports

8.1.	Immediately following the execution of this Agreement, and at least three (3) months in advance of the beginning of every subsequent Contract Year during the Contract Term, Licensee will send Licensor its sales projection for that next Contract Year, broken out by month, along with a detailed list of all media placements for National Advertising and Marketing Support and other advertising of the Licensed Products.

8.2.	Licensee shall supply Licensor with a Quarterly Statement, as shown on “Exhibit K,” with respect to all Sales of Licensed Products sold during each Contract Quarter. Each Quarterly Statement shall be delivered to Licensor within thirty (30) days following the conclusion of the applicable Contract Quarter for the first three Contract Quarters of each Contract Year. For the fourth Contract Quarter of each Contract Year, Licensee shall submit such Quarterly Statement no later than five (5) days following the end of such Contract Quarter.

8.3.	In addition, Quarterly Statements for the final Contract Quarter of each Contract Year shall include, without limitation, an annual report of the foregoing for the entire Contract Year. The Licensee’s Chief Financial Officer shall indicate by signature that s/he has reviewed and agrees with such annual report, and if Licensee is a publicly traded company, then Licensee’s independent auditors must also sign-off on such annual report. On request by Licensor, Licensee shall provide backup and support materials with respect to any item contained in any Quarterly Statement so that Licensor shall have sufficient information to evaluate the sources for any item contained in the Quarterly Statement and to track Licensee’s performance under this Agreement.

8.4.	Within ten (10) days following the end of each of the calendar months from February to December of each Contract Year and within five (5) days following the end of the calendar month for January for each Contract Year, Licensee shall deliver to Licensor a Statement of Estimated Monthly Net Sales as detailed on “Exhibit L.” This report shall contain:

a)	An estimate of the monthly Net Sales for the previous month, which should as accurately as possible reflect all of the Net Sales of Licensed Products for that month; and

b)	A re-forecasted estimate of the monthly Net Sales of Licensed Products for the remainder of the Licensor’s “Fiscal Year” (currently February 1 through January 31).

8.5.	All sales and royalty reports required pursuant to this Agreement shall be delivered to Licensor electronically to licensing@tommybahama.com (or by such other electronic method of delivery specified by Licensor from time to time) and separately in accordance with the notice and delivery requirements of Section 15. Upon Licensor’s request, Licensee agrees to provide detailed information relating to its Net Sales by customer, account and/or retail door.

8.6.	It is the responsibility of the Licensee to submit the information required by this Agreement on a timely basis as required herein, and in a businesslike manner. It shall not be the responsibility of the Licensor to call, fax, write or otherwise attempt to obtain the required information from Licensee.

9.	Advertising and Marketing Support

9.1.	Licensee shall use good faith reasonable efforts to promote the sale of Licensed Products throughout the Territory in a manner consistent with the goals and aspirations of the Tommy Bahama brand. To qualify towards the Marketing Support and National Advertising spending requirements set forth on “Exhibit H,” the items and costs must be approved in writing by Licensor prior to any expenditures having been made on them. Within fifteen (15) business days of confirmed receipt of the foregoing Marketing Support and/or National Advertising items and costs, Licensor agrees that it will examine and either approve or disapprove the relevant Marketing Support and/or National Advertising expenditures and notify Licensee of its approval or disapproval in writing. If approval is given by Licensor, all such Marketing Support and National Advertising items and costs shall conform in all material respects to the sample, and within reason, the estimated costs. Within thirty (30) days following the end of each Contract Quarter, Licensee shall submit to Licensor a quarterly marketing summary of all of the approved expenditures for such Contract Quarter as set forth on “Addendum 1 of Exhibit H.” Licensee must also comply with the Marketing Materials approval standards set forth in Section 10 of this Agreement.

9.2.	Licensee may show Licensed Products at industry trade shows subject to Licensor’s prior written approval, which Licensor may withhold in its reasonable discretion. All signage and décor of Licensee’s display space at any such trade show is subject to Licensor’s prior written approval. Subject to the foregoing, Licensor hereby approves Licensee’s participation in those Licensee Targeted Events specified as such under “Exhibit R”.

9.3.	During each Contract Year, Licensee shall spend no less than the applicable sum for Marketing Support and National Advertising, as set forth in “Exhibit H.” If the Licensee fails to spend the required sum during any Contract Year, an amount equal to such deficiency shall promptly be paid to Licensor as an additional royalty, not creditable against Guaranteed Royalties, unless otherwise agreed to by Licensor.

9.4.	Immediately following the execution of this Agreement, and at least thirty (30) days prior to the beginning of each Contract Year, Licensee shall submit for approval by Licensor a written production, sales and marketing plan for the Contract Year. Such plans shall be sent in accordance with the notice provisions provided under this Agreement. Licensor shall have fifteen (15) business days in which to approve or disapprove any such plans. In the event that Licensor shall disapprove any plan so submitted, Licensee shall have ten (10) business days in which to submit a revised written plan. At the written request of Licensee, however, Licensor and Licensee shall discuss in good faith the reasons for that disapproval. The failure to submit a revised written plan in a form satisfactory to Licensor within the above period shall constitute a default under this Agreement, subject to the cure provisions set forth in this Agreement.

10.	Advertising, Marketing, Promotions & Packaging Approval

10.1.	Before producing, publishing or distributing any National Advertising, market advertising, packaging, or press releases (collectively, “Marketing Materials”) related to the transactions contemplated by this Agreement or Licensed Products, Licensee shall submit to Licensor for its examination and approval or disapproval, a sample of the Marketing Materials, including text, coloring and a copy of any photograph proposed to be used. Licensor agrees that it will promptly examine and either approve or disapprove such sample Marketing Materials, and that Licensor will promptly notify Licensee of such approval or disapproval. Within fifteen (15) business days of confirmed receipt of the foregoing materials, Licensor agrees that it will examine and either approve or disapprove the relevant Marketing Materials and notify Licensee of its approval or disapproval in writing. Licensee agrees to consult with Licensor regarding its objections and any changes or modifications proposed by Licensor. Licensee shall then make mutually agreeable modifications or adjustments. Licensor reserves the right to resolve any dispute about the appropriate changes, in its sole discretion. Licensee shall not make material changes to any approved piece of Marketing Material bearing the TOMMY BAHAMA Marks without prior approval of Licensor; however, once approval is obtained for any particular piece of Marketing Material, it shall not be necessary to obtain approval for each separate, substantially similar use of the TOMMY BAHAMA Marks in substantially similar Marketing Materials subject to Section 10.7.

10.2.	All Marketing Materials, and all packaging, labels, and other materials used in connection with the advertising, marketing and sale of Licensed Products, or otherwise used in connection with the transactions under this Agreement, shall make reference only to the TOMMY BAHAMA Marks and shall not include any brands, endorsements, trademarks, service marks, trade names or logotypes other than Licensee’s own corporate identifiers, as reasonably appropriate to identify Licensee as either manufacturer or distributor, as the case may be. For the avoidance of doubt, co-branding is not permitted without Licensor’s prior written approval.

10.3.	Licensee may retain a reputable advertising agency for the development, sourcing and placement of Marketing Materials. If Licensee retains an advertising agency for the development, sourcing and placement of the Marketing Materials, such agency must be approved in writing by Licensor prior to such retention. Licensor must also review and approve in writing as detailed in this Agreement all Marketing Materials developed by such retained agency for Licensee prior to any media placement or distribution of such Marketing Materials. Within fifteen (15) business days of Licensor’s confirmed receipt of Licensee’s request for retention of said agency and/or Marketing Materials, Licensor agrees that it will examine and either approve or disapprove the same and notify Licensee of its approval or disapproval in writing.

10.4.	Licensed Products shall not be sold or given away by Licensee free of charge or sold or exchanged for nominal value, or authorized by Licensee to be so given away, sold or exchanged, unless written approval is granted by Licensor for a specific amount. If Licensee desires to distribute or sell Licensed Products for use in such a commercial tie-in or premium manner, Licensee may submit such a request to Licensor in writing, setting forth all of the details of such proposed commercial tie-in or premium use, and Licensor shall have complete discretion in deciding whether or not to waive the foregoing prohibition. Licensee shall obtain Licensor’s written approval prior to any such arrangement, and such approval shall not be unreasonably withheld. Notwithstanding the foregoing, a nominal amount of Licensed Products, not to exceed forty (40) per SKU per year may be given away as gifts free of charge to Licensee’s investors or high level strategic partners (e.g., Senior Level Executives at Madison Square Garden and Troon Golf).

10.5.	Licensee agrees to consult with Licensor with respect to the price positioning for Licensed Products, including relative to the price positioning for other goods and merchandise bearing the TOMMY BAHAMA Marks sold by Licensor and its other licensees, and acknowledges that it is the intention of the parties that Licensee will not price the Licensed Products in such a manner likely to detract from or negatively impact the TOMMY BAHAMA Marks’ premium positioning or overall brand positions. Without limitation of the foregoing, Licensee agrees not to designate sales prices so low or discounts so high as to adversely affect the image, reputation and/or prestige of the TOMMY BAHAMA Marks and the consistency of the Licensor’s worldwide marketing efforts. Licensee shall set its wholesale prices and suggested retail prices for Licensed Products at levels that would encourage the development of sales thereof while maintaining the image and prestige of the TOMMY BAHAMA Marks and the quality of the Licensed Products and shall submit to Licensor final line sheets setting forth, among other things, the wholesale list price of Licensed Products prior to solicitation of sales of the Licensed Products to the Approved Retailer. Notwithstanding anything to the contrary, Licensor shall not be empowered to fix or regulate the prices for which the Licensed Products are to be sold, either at the wholesale or retail level.

10.6.	Licensee shall adhere, and shall use commercially reasonable efforts to procure that those Authorized Retailers set forth in “Exhibit J” (as may be supplemented pursuant to an Authorized Retailer Request Form from time to time) adhere, to the Advertising Policy set forth in “Exhibit M.”

10.7.	Licensee shall cease producing, publishing and/or distributing any Marketing Materials under this Agreement after a period of twelve (12) months after the approval thereof by Licensor, subject to earlier withdrawal pursuant to the terms of any other section of this Agreement or if Licensor advises Licensee that certain rights of Licensor to use of the Marketing Materials has expired. Any continuation of any approval beyond that period must be requested in writing no later than thirty (30) days prior to the expiration of such twelve (12) month period.

11.	Media Approval

11.1.	Licensee agrees that Licensor shall have the right to approve or disapprove, in advance, each medium of advertising through which Licensee may desire to advertise and promote Licensed Products, and to approve or disapprove, in advance, each individual media vehicle through which Licensee proposes to publish or distribute Marketing Materials relating to Licensed Products. All advertising media and advertising placements shall be consistent with the high quality and prestige of the TOMMY BAHAMA Marks and no less than consistent with the manner in which Licensee markets its own products.

11.2.	Licensee shall submit to Licensor, in advance, written notification of the particular media vehicle in which the Marketing Material would be placed. Within fifteen (15) business days of confirmed receipt of the foregoing materials, Licensor agrees that it will examine and either approve or disapprove the relevant media vehicle and notify Licensee of its approval or disapproval in writing. If any media vehicle is disapproved, Licensee will be advised of the specific reasons in each case. Once a particular media vehicle has been approved in accordance with this provision, it shall not be necessary to obtain approval for each separate but substantially similar use of that media vehicle subject to Section 11.3. However, if any previously approved media vehicle undergoes a significant change following the date it shall have been approved by Licensor, Licensee shall re-submit that media vehicle to Licensor for its approval pursuant to the approval procedures set forth in this provision.

11.3.	All approvals by Licensor related to media placements and vehicles under this Agreement shall have a duration of twelve (12) months unless sooner withdrawn pursuant to the terms of any other section of this Agreement. Any continuation of any approval beyond that period must be requested in writing no later than thirty (30) days prior to the expiration of such twelve (12) month period.

11.4.	Licensor and Licensee shall coordinate a joint press release announcing the existence of the relationship set forth hereunder, which the parties will target issuing within thirty (30) days following the execution of this Agreement. Any such press release shall be subject to each party’s prior written approval.

12.	TOMMY BAHAMA Marks

12.1.	During the Contract Term, Licensor shall not grant or sanction any third party to use any mark identical with, or substantially similar to, the TOMMY BAHAMA Marks in a manner which is in conflict with the rights granted to Licensee under this Agreement.

12.2.	Licensee shall have no right, title or interest in the TOMMY BAHAMA Marks except the licensed rights in accordance with this Agreement. Each and every part of the TOMMY BAHAMA Marks is, and shall remain, the sole property of Licensor. Any use by Licensee of any part of the TOMMY BAHAMA Marks, and the goodwill arising therefrom, shall inure to the benefit of Licensor. This Agreement grants Licensor no rights related to the Licensee Rights.

12.3.	During the Contract Term, and at any time thereafter, Licensee shall not contest, raise any objections to the validity of, or attack Licensor’s title to, or rights in, the TOMMY BAHAMA Marks.

12.4.	During the Contract Term, and at any time thereafter, Licensee shall not file any application for any mark, or obtain or attempt to obtain ownership of any mark, trade name or domain name, in any country of the world, which refers to, or is substantially similar to, any of the TOMMY BAHAMA Marks, and shall promptly notify Licensor if Licensee becomes aware of any attempts to do so by third parties.

12.5.	Licensee shall, at its own expense, take such anti-counterfeiting measures as may be reasonably requested by Licensor from time to time to protect the TOMMY BAHAMA Marks. In order to monitor and trace the source of any diversion activities, Licensee shall code Licensed Products using state-of-the-art computer or other indelible codes or markings (such as bar codes) consistent with industry standards and acceptable to Licensor.

12.6.	In the event a third party asserts that the TOMMY BAHAMA Marks or the sale of Licensed Products (collectively, the “Rights”) infringe upon such third party’s rights in the Territory, the Licensor, at its sole expense, shall take commercially reasonable actions to protect and validate the Rights including, without limitation, arbitration, mediation and litigation. Licensor shall have the right at any time, and in its sole discretion, to reach a settlement in any action to protect and validate the Rights. If a settlement is reached, or it is determined that the Rights do infringe on such third party’s rights, then Licensor, in its sole discretion, shall have the option to procure for the Licensee, at the Licensor’s expense, the right to continue the manufacturing, marketing, sale and distribution of the Licensed Products in the Territory as contemplated by this Agreement or refund all royalties paid by Licensee over the prior twelve (12) month period and terminate this Agreement without further penalty or liability.

12.7.	Each party shall promptly notify the other party in writing of any learned use in the Territory that may be an infringement or imitation of the TOMMY BAHAMA Marks on articles similar to the Licensed Products, and of any use which may be an infringement or imitation of the related designs, design patents and copyrights in the Territory. In the event a third party is allegedly infringing or threatens to infringe the Rights in the Territory, as determined by the Licensor or the Licensee, the Licensor shall have the right, but not the obligation, to bring an infringement action against any actual or alleged infringer with respect to the TOMMY BAHAMA Marks. Licensor may, in its sole judgment and at its own expense, institute, control, settle, and defend such action and recover any damages, awards, or settlements resulting therefrom. Licensee shall reasonably cooperate and use commercially reasonable efforts to assist Licensor in any such litigation. Licensor shall reimburse Licensee for its reasonable out-of-pocket expenses incurred as a result of such cooperation. Any damages, award, or settlement recovered by Licensor shall be paid to Licensor and Licensee shall have no right, title or interest therein.

12.8.	Licensee shall take all appropriate actions, and all actions reasonably requested by Licensor to prevent or avoid any misuse of the TOMMY BAHAMA Marks or Licensed Products by any of its customers, contractors, sublicensees, suppliers or other resources.

12.9.	Licensee shall reasonably assist and cooperate with Licensor, at Licensor’s expense, in any other efforts to obtain, perfect and protect its rights to the TOMMY BAHAMA Marks in the Territory. Licensee shall execute any documents reasonably required by Licensor in connection with the foregoing.

12.10.	Licensee shall cause to be imprinted legibly on each Licensed Product manufactured, distributed or sold under this Agreement, and on all Marketing Materials, labels and tags used in connection with Licensed Products, and any other such materials in which the TOMMY BAHAMA Marks appear, the designation ®, ™ or © as Licensor shall advise as being appropriate and approved by Licensor.

12.11.	Following the termination of the rights granted under this Agreement with respect to the TOMMY BAHAMA Marks, Licensee shall, except as provided in Section 19.3, cease absolutely using the TOMMY BAHAMA Marks, and Licensee shall not thereafter manufacture or sell, or have manufactured or sold, any item branded under, or making reference to, the TOMMY BAHAMA Marks, nor shall Licensee publish or display, or authorize or permit the publication or display of, further or additional quantities of any advertising or marketing materials which incorporate the TOMMY BAHAMA Marks.

13.	Confidential & Proprietary Information

13.1.	During the Contract Term, Licensor may provide Licensee with access to and/or allow it to become familiar with various aspects of Licensor’s Confidential Information. Licensee shall hold all revealed Confidential Information which has been provided in strict confidence, shall not disclose any Confidential Information directly or indirectly to any other party and such information shall be used by Licensee only in those facilities where Licensed Products are manufactured and only in connection with the manufacture, use and sale of Licensed Products. All records, files, documents, information, data and other similar items relating to Licensor’s business operations, regardless of who prepared them and which are not otherwise in the public domain, shall remain the exclusive property of Licensor.

13.2.	Apart from the license granted herein to use the TOMMY BAHAMA Marks in connection with the manufacture and sale of Licensed Products, this Agreement does not grant Licensee any rights whatsoever in the Confidential Information under any of Licensor’s patent(s), patent application(s), trademark(s), trademark applications(s), copyrights, copyright application(s), servicemark(s) or proprietary technology or any other rights in the TOMMY BAHAMA Marks not granted herein. The use of any proprietary information outside the scope of this grant of license is considered a material breach of this Agreement.

13.3.	In the event any item of Licensor’s Confidential Information is subject to required disclosure pursuant to any order, judgment, ruling or decree, despite the terms of this Agreement, Licensee shall immediately notify Licensor, which shall have the right to seek a protective order or similar relief, and Licensee shall reasonably cooperate with Licensor in its efforts to seek such relief.

13.4.	In addition to obligations set forth in Section 17 of this Agreement, Licensee shall cause every third party manufacturer, subcontractor, supplier, distributor, transporter, or other similar relationship, that has access to any Confidential Information, or the Licensed Products themselves, to acknowledge by signature the statements set forth upon “Exhibit O.” Within thirty (30) days of establishing a new relationship with such a third party, Licensee shall provide Licensor this properly executed document along with any agreements, such as a Supplier Agreement, that may be necessary at that time.

14.	Payments

14.1.	All royalty payments required under the provisions of this Agreement are payable by wire transfer as follows:

SunTrust Bank

25 Park Place

Atlanta Georgia

Swift: SNTRUS3AXXX

ABA number: 061000104

Account Name: Oxford Industries, Inc

Account Number: 1000004189469

The parties agree that Licensor may change these instructions from time to time by providing written notice to Licensee in accordance with Section 15.

14.2.	All references to dollars in this Agreement shall, except as otherwise expressly provided herein, mean U.S. dollars. All royalties due hereunder shall be paid in U.S. dollars. Licensee shall deduct any required withholding taxes from all royalties due to Licensor pursuant to this Agreement and shall promptly provide Licensor with such documentation as may be necessary to reflect all taxes withheld or otherwise paid on Licensor’s behalf so as to enable Licensor to claim any tax credit for income tax purposes it may be entitled to in respect of any tax paid in the Territory upon Licensor’s royalties, whether imposed by withholding or otherwise.

15.	Notices & Other Communications

All reports, approvals, requests, demands, notices and other communications required or permitted by this Agreement shall be in writing and signed by a duly authorized officer or employee of such party. Except as otherwise specifically required herein, communications shall be duly given if delivered personally, if mailed (by certified or registered mail, return receipt requested) or if delivered by nationally-recognized overnight courier or mail service that requires the addressee to acknowledge, in writing, the receipt thereof, to the party concerned. Notice may be sent by facsimile transmission, provided receipt is confirmed and prompt hard-copy follow-up is sent in the manner described above (for which the date of delivery shall be deemed to be the date of facsimile transmission).

Except as otherwise specifically required herein, all communications to Licensor shall be sent to:

Tommy Bahama Group, Inc.

Attn: Vice President of Licensing

4 Bryant Park

11th Floor

New York, New York 10018

with a copy to:

Tommy Bahama Group, Inc.

Attn: Legal Department

999 Peachtree Street, N.E.

Ste. 688

Atlanta, Georgia 30309

(Copies are not necessary for standard reports, approvals or requests, but are required for all demands, notices or other communications).

All communications to Licensee shall be sent to:

Boomer Holdings Inc.

8670 West Cheyenne Avenue

Las Vegas, Nevada 89129

Attn: Mike Quaid, Chief Operating Officer

with a copy to:

Rinato Law Firm P.C.

300 Park Avenue

14th Floor

New York, NY 10022

(Copies are not necessary for standard reports, approvals or requests, but are required for all demands, notices or other communications).

Either Party may change the address to which notice shall be given to such Party by providing written notice of such address change in accordance with this Section 15, provided, that, Licensee shall in all events designate a physical location within the United States to which notice may be delivered pursuant to this Agreement.

16.	Records & Inspection

16.1.	Licensee shall maintain all third party testing results and certifications that are required by local, state or federal laws or by this Agreement and invoices and books of account for the sale of Licensed Products relating to this Agreement during the Contract Term and for a period of five (5) years following the Contract Term. Such books of account shall be complete and accurate in accordance with generally accepted accounting principles in the United States of America, consistently applied. Licensor, through its representatives, including its internal and external auditors, shall have the right upon reasonable prior notice to reasonable inspection of books and records of Licensee relating to such testing results and certifications and to the sales of all Licensed Products subject to this Agreement. Licensor hereby agrees that any financial information regarding sales furnished by Licensee is to be held in confidence. Acceptance by Licensor of any statement furnished or royalty paid shall not preclude the Licensor from questioning its correctness and, in the event such mistakes are discovered, they shall be immediately rectified.

16.2.	If, upon any examination of Licensee’s books and records pursuant to Section 16.1 hereof, Licensor shall discover any royalty underpayment by Licensee, Licensee will make all payments required to be made to correct and eliminate such underpayment within ten (10) days of Licensor’s demand. In addition, if said examination reveals a royalty underpayment of two percent (2%) or more for any royalty period, Licensee will reimburse Licensor for the cost of said examination within ten (10) days of Licensor’s demand.

16.3.	In addition to any other remedy available to Licensor, if any payment due under this Agreement is delayed for any reason, interest shall accrue and be payable on such unpaid principal amounts from and after the date on which the same became due, at a per annum rate equal to (a) the Prime Rate plus two percent (2%) per annum, or (b) the maximum interest rate permissible under law, whichever is less.

17.	Manufacturing, Compliance and Code of Conduct

17.1.	Licensee shall not, in any manner, authorize or purport to authorize another to use the TOMMY BAHAMA Marks, except to the extent specifically provided herein. Notwithstanding the foregoing, Licensee may have the TOMMY BAHAMA Marks affixed to Licensed Products being manufactured outside the Territory in which sales are authorized to be made, provided Licensee takes all necessary precautions to prevent labels, tags and other indicia of the TOMMY BAHAMA Marks from being used otherwise than in connection with the Licensed Products. Under no circumstances may Licensee manufacture or have manufactured Licensed Products in Myanmar and such countries as Licensor shall advise Licensee are prohibited based on scandals or publicity relating to contaminated products, or their noncompliance with applicable labor laws and/or Licensor’s Code of Conduct, as required in the manufacturing agreement (“Supplier Agreement”), attached hereto as “Exhibit P,” and made a part of this Agreement, or such other reasons as Licensor shall in its sole discretion determine.

17.2.	Licensor’s Code of Conduct shall apply to any entity manufacturing, or otherwise in the line of production of Licensed Products (including the components thereof) and it is attached hereto as “Addendum 1 to Exhibit P.” Licensee must ensure that Licensee and all third party manufacturers, subcontractors and suppliers (“Suppliers”) comply with the terms of the Code of Conduct as if they were Licensor’s Business Partners and will evidence such compliance by:

(a)	Prior to the commencement of the manufacturing of Licensed Products, Licensee executing, and having all Suppliers execute, the Code of Conduct in the form attached hereto, retaining such documents in a safe place and providing such documents immediately to Licensor at its request; and

(b)	Displaying and having all Suppliers display the Code of Conduct in the language of the applicable country, in a clearly visible location in Licensee’s manufacturing facilities (if applicable) and in the manufacturing facilities of Licensee’s Suppliers, at all times during the Contract Term.

17.3.	Licensee agrees that prior to the commencement of the manufacturing of Licensed Products, it will have in effect, to the satisfaction of Licensor, a program of monitoring manufacturing facilities, whether operated by Licensee or by Suppliers, that is sufficient to ensure their compliance with the Code of Conduct and all applicable laws and regulations pertaining to wages, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, the environment, collective bargaining, and freedom of association, and that the other products manufactured by a Supplier and the components thereof are made without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is younger than 15), prison, indentured, exploited, bonded, forced or slave labor. Such compliance will be evidenced by Licensee, upon execution of this Agreement, by executing and abiding by the Certification in the form presented on “Addendum 2 to Exhibit P“ to the Supplier Agreement, as may be amended from time to time, and executing and abiding by any such other form as may be provided by Licensor from time to time. If Licensee uses an agent for monitoring Suppliers, then such agent(s) shall be approved in writing by Licensor. If Licensee already has in place such agent(s) pursuant to a preexisting contract, then Licensor shall be authorized to engage its own agent to monitor Licensee’s Suppliers on an as needed basis, but at least once quarterly, at Licensee’s expense. Additionally, without notice, Licensor, or its authorized agents, shall have the right to audit all manufacturing facilities.

17.4.	Without limitation of any other requirements pursuant to this Article 17, Licensee shall comply with all domestic and applicable international laws, rules, regulations and requirements of any governmental body governing or otherwise pertaining to the operations of Licensee contemplated under this Agreement, including, without limitation, as they relate to the manufacture, import, export, distribution, sale, advertising, marketing or promotion of Licensed Products. Licensee shall ensure that all Licensed Products shall comply strictly with all federal, state, local and foreign laws and regulations (including, without limitation, those of jurisdictions outside of the United States of America where the applicable Licensed Products are contemplated to be sold) which pertain to the manufacture, sale and ultimate resale of such products and items, including, without limitation, all testing, certification, identification, packaging, content, tagging, labeling, invoicing, safety, wage and hour, and non-discrimination requirements of applicable laws or regulations. Licensee agrees to execute and furnish appropriate written guaranties to protect Licensor as permitted by any such laws, rules and regulations. Prior to production of any Licensed Products, Licensee shall submit lab test reports confirming that all products and items comply with applicable product safety standards and testing requirements (including without limitation the Consumer Product Safety Improvement Act (known as “CPSIA”), the Federal Trade Commission requirements, the standards set forth by ASTM international and California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (known as “Proposition 65”) and other state “right to know” laws). As to CPSIA, Licensee further and specifically will comply with all mandated third party testing and certifications, flammability standards and labeling requirements. As to Proposition 65, Licensee further and specifically certifies that the Licensed Products will be compliant with Proposition 65 and that its products shall not contain chemicals (including without limitation lead or cadmium) or other components that would prohibit or make unlawful the sale or offer for sale of those products under Proposition 65 or otherwise. In addition, Licensee covenants and agrees that the Licensed Products will not require any warning labels other than those affixed to the Licensed Products. Licensee shall comply with maintaining all of the necessary records required by any and all laws that relate to the manufacture, import, export, distribution, sale, advertising, marketing or promotion of Licensed Products as required under Article 16.

17.5.	Licensee represents and warrants that any Licensed Product introduced or delivered for introduction into commerce shall be safe for human consumption or application, if applicable, prepared under sanitary conditions, not adulterated, and shall comply with all applicable federal, state, international and local laws and regulations (including, without limitation, those of jurisdictions outside of the United States of America where the applicable Licensed Products are contemplated to be sold at retail) governing the introduction or delivery for introduction into commerce of food or wellness products, including, without limitation, the Federal Food, Drug and Cosmetic Act and the FDA Food Safety Modernization Act. Licensee shall maintain sufficient records to substantiate its full compliance with the representations and warranties set forth in this Section 17.5. At Licensor’s request, Licensee shall provide to Licensor copies of any such records.

17.6.	Licensee covenants that each Licensed Product, and each ingredient and component of each Licensed Product, (a) shall comply strictly with all applicable international, federal, state, local and foreign laws and regulations (including, without limitation, those of jurisdictions outside of the United States of America where the applicable Licensed Products are contemplated to be sold at retail), including those of the U.S. Department of Agriculture and the U.S. Food and Drug Administration, (b) shall comply strictly with all international, federal, state, local and foreign laws and regulations (including, without limitation, those of jurisdictions outside of the United States of America where the applicable Licensed Products are contemplated to be sold at retail) which pertain to the manufacture, import, export, distribution, advertising, marketing, promotion, sale and ultimate resale of such products and items, including, without limitation, all testing, certification, identification, packaging, content, tagging, labeling, invoicing, safety, wage and hour, and non-discrimination requirements of applicable laws or regulations, and (c) shall conform to the samples approved by Licensor.

17.7.	Both before and after Licensee introduces or delivers for introduction the Licensed Products into commerce, Licensee shall follow reasonable and proper procedures for testing the Licensed Products to ensure that each Licensed Product complies with all applicable federal, state, international and local laws and regulations, including but not limited to food and health safety laws and the final Product Technical Specifications, including, without limitation, using outside testing agencies as may be requested by Licensor, and providing testing reports to Licensor as requested. Licensee shall permit Licensor, or its authorized representative, to (a) inspect each facility for the Licensed Products not less than once per Contract Year, (b) inspect testing, manufacturing, and quality control records and procedures for the Licensed Products, and (c) test the Licensed Products for compliance with food safety and other applicable federal, state, international and local laws and regulations; provided, however, that Licensor shall not be required to conduct any such testing. Licensee agrees to promptly reimburse Licensor for the actual costs of such testing if the testing yields results that confirm or suggest, in Licensor’s discretion, that the product is not acceptable for food or health safety or quality reasons. Licensed Products not manufactured, packaged or distributed in accordance with applicable federal, state, international and local laws and regulations or the final Product Technical Specifications shall be deemed unapproved, even if previously approved by Licensor, and shall not be shipped unless and until they have been brought into full compliance.

17.8.	Without limiting the other provisions of this Article 17, Licensee covenants that all Licensed Products shall comply with all applicable food and health safety standards, including, as applicable and by way of example, Good Manufacturing Practices (“GMPs”), Sanitation Standard Operating Procedures (“SSOPs”), and Good Agricultural Practices. Licensee acknowledges that Licensor is relying on Licensee’s commitment to enforce the GMPs and other applicable food and health safety standards with respect to its facilities. Licensee agrees to investigate any claimed or observed violations of such standards, and if it finds there have been violations of such standards, or failures in process or raw material control that may impact on the safety, integrity, legality or quality of the Licensed Product, Licensee agrees to give immediate written notice to Licensor. If requested by Licensor, Licensee shall advise the public and others that Licensee’s facilities are contractually responsible to Licensee for adherence to the GMPs (including an audit program measured against the GMPs) and other applicable food safety standards and individual product management via the Product Technical Specifications, and that Licensor has, in good faith, relied upon Licensee to assure compliance with such food and health safety and quality standards.

17.9.	Notwithstanding anything in this Agreement to the contrary, Licensee is solely responsible for ensuring that the Licensed Products comply with all federal, state, international and local laws and regulations and the final Product Technical Specifications, are safe for human consumption or application, are prepared under sanitary conditions, are not adulterated or misbranded, and that proper testing, inspection, and quality control procedures have been undertaken by Licensee and/or its facilities to ensure compliance with each of the foregoing. Approvals given by Licensor under this Agreement, whether creative or of the final Product Technical Specifications, shall in no way lessen or mitigate Licensee’s full and complete responsibility for the quality and safety of the Licensed Products, nor shall such approvals constitute or imply any opinion by Licensor that the approved Licensed Product(s) comply with applicable federal, state, international and local laws and regulations.

17.10.	Licensee covenants that the Licensed Products shall not be misbranded and that all statements made in labeling, including the product identity statement, the net quantity of contents statement, the ingredient list, the nutritional declaration, any Descriptors, and any country of origin statement, shall comply with all applicable federal, state, international and local laws and regulations (including, without limitation, those of jurisdictions outside of the United States of America where the applicable Licensed Products are contemplated to be sold at retail). Without limitation of the foregoing, Licensee shall be solely responsible for ensuring that the Licensed Products are properly labeled and that any Descriptors (explicit or implied) are (a) not in any way false or misleading, (b) comply with claim criteria as established by applicable federal, state, international and local laws and regulations (including, without limitation, those of jurisdictions outside of the United States of America where the applicable Licensed Products are contemplated to be sold at retail), and (c) are accompanied by any disclosure or explanatory statements required by applicable federal, state, international and local laws and regulations. Licensee shall maintain sufficient records to substantiate all labeling statements on the Licensed Product packaging or containers. At Licensor’s request, Licensee shall provide to Licensor, or its authorized representative, copies of any such records.

17.11.	All Licensed Products packaged by Licensee shall be code dated to permit the calculation of the date when the Licensed Product should be removed from retail stores due to age. Without limitation of the foregoing, Licensee shall list, on all Licensed Product packaging or containers, the “best before” (or equivalent language) date, the name, place of business and, whenever possible, a toll-free telephone number of the manufacturer, packer or distributor of the Licensed Product so that the consumer can identify an appropriate contact for the Licensed Product. If the name of the entity given is not the actual manufacturer of the Licensed Product, then the entity name must be accompanied by a qualifying phrase which states the entity’s relationship to the Licensed Product. Licensor shall not be listed as the manufacturer, packer or distributor of any of the Licensed Products.

17.12.	Licensee shall immediately notify Licensor if at any time Licensee reasonably determines or knows or should know that any Licensed Products are or may be contaminated or adulterated, misbranded, defective, pose a health risk or are not or may not be in compliance with applicable federal, state, international or local laws or regulations (any such products, “Defective Products”). In addition, each of Licensee and Licensor shall promptly notify the other party in the event of any governmental or regulatory inquiry, investigation or action with respect to any Licensed Products. In the event of a Defective Product, Licensee shall immediately stop distribution of such Defective Product and any other Licensed Products manufactured in the same facility as the Defective Product. Licensee shall also take such action as is required by applicable federal, state, international and local laws and regulations or as may be otherwise deemed appropriate by Licensor, including without limitation, notifying the appropriate regulatory agency in the country in which the Defective Product is being manufactured or sold to consumers (any such regulatory agency, a “Regulatory Agency”). Licensee shall take such actions as the notified Regulatory Agency shall require, including without limitation, (a) notifying the public of such Defective Product through recall notice, safety alert or other means, (b) retrieving, recalling or withdrawing the Defective Product from retailers and consumers, (c) destroying and/or replacing the Defective Product, and (d) refunding sums paid and expenses incurred by consumers and others by reason of the notification, recall or market withdrawal (all such actions being referred to collectively as the “Corrective Action”). In the event Licensee is not required to notify the Regulatory Authority or, in the event notification has taken place, but there is no direction given by the Regulatory Authority, Licensee shall discuss in good faith with Licensor the steps to be taken, and shall take such steps as Licensor, in its reasonable discretion, shall direct. Except as otherwise required by applicable laws and regulations, Licensee shall not issue any public statement, communication or notification regarding a Defective Product, or any Corrective Action undertaken in relation thereto, without Licensor’s prior written approval. Furthermore, if any such public statements, communications or notifications are approved and made, Licensee shall provide Licensor with contemporaneous copies of any correspondence and communications related thereto (e.g. responses, third party replies or comments, follow up communications, emails, etc.). Licensee shall provide Licensor with regular and timely information regarding the Defective Product, including without limitation, the status of any investigations and contemporaneous copies of any correspondence and/or communications with the Regulatory Agency. Notwithstanding anything to the contrary, Licensor reserves the right to notify the relevant Regulatory Agency about the Defective Product itself in the event Licensor deems it prudent to do so. Licensee shall promptly reimburse Licensor for all reasonable expenses paid or incurred by Licensor by reason of, or in connection with, such notification, including, without limitation, all Corrective Action expenses. If Licensee does not have the capability or resources to implement and manage the Corrective Action in an effective and legally compliant manner, Licensee shall, at its sole cost and expense, retain a third party with the requisite capability and resources to do so. Licensee shall consult with Licensor on a regular and frequent basis and otherwise cooperate in good faith with Licensor in connection with any Defective Product situation. The costs and expense of any recall or withdrawal of Licensed Products shall be paid by Licensee.

17.13.	During the Contract Term, upon request, Licensee shall provide Licensor with a written monthly report (e.g. a “trend report”) detailing all trends of consumer complaints received within the previous month either (a) relating to the health or safety of Licensed Products or (b) being of the type that a prudent company in Licensee’s line of business would normally investigate with respect to any other similar consumer products produced and/or sold. Without limiting the foregoing, Licensee shall also notify the Licensor by telephone (with prompt hard-copy follow-up in accordance with Article 15) as soon as reasonably possible, and in all circumstances within twenty-four (24) hours, upon receipt of any (i) consumer complaint alleging that a Licensed Product is connected to any illness, injury or death of a human being or animal; (ii) product liability claim made or legal action filed; or (iii) communication from Licensee to, or received by Licensee from, any Regulatory Agency regarding an actual or potential issue of non-compliance with applicable food regulatory laws or regulations or if Licensee has any reason (other than as specified in clauses (i) through (iii) above) to believe that a Licensed Product may be a Defective Product, including but not limited to a situation in which Licensed Products are manufactured in the same facility as products (other than Licensed Products) that are subject to a recall. In all such cases, Licensee agrees to immediately discuss in good faith with Licensor the nature of the complaint and what additional steps are necessary to further investigate the matter.

17.14.	All of Licensee’s third party manufacturing agreements must conform with the Supplier Agreement, attached hereto as “Exhibit P“ and made a part hereof, as may be amended from time to time by Licensor. Within thirty (30) days after establishing a new arrangement with a Supplier, Licensee must inspect each Supplier and provide approval, signed by an authorized employee or agent of Licensee that such Supplier is in compliance with Section 17.1, and will obtain and immediately provide to Licensor, the properly executed Supplier Agreement from each Supplier, and/or such other forms as may be provided by Licensor from time to time. Within thirty (30) days after establishing a new arrangement with a Supplier, Licensee shall obtain and provide to Licensor, the signature of an authorized representative from each Supplier on a Certification in the form set forth in “Addendum 2 to Exhibit P“ or such other form as may be provided by Licensor from time to time. In the event Licensee has knowledge of, has reason to believe, or should have reason to know that any Supplier is in breach of the Supplier Agreement and/or Certification, as the case may be, Licensee must immediately notify Licensor and Licensee shall, at its sole expense, take immediate action to rectify such breach, including, where Licensor deems it necessary, immediate termination of its relationship with such Supplier. If Licensee fails to take immediate action or such action is not successful, Licensee will assign its rights to proceed against any such Supplier to Licensor and Licensor will, at Licensee’s sole expense, have the right to pursue all available remedies to protect its rights. Notwithstanding the foregoing, Licensee acknowledges that it will remain primarily liable and completely obligated under all of the provisions of this Agreement in respect of the production of Licensed Products hereunder. Further, such Licensee failure shall be grounds for termination of this Agreement.

17.15.	Without limitation of the other requirements pursuant to this Article 17, with respect to all Licensed Products manufactured, produced and/or sold by or on behalf of Licensee, Licensee shall, and shall use all commercially reasonable efforts to ensure that all of its Suppliers, comply with the terms of the “Tommy Bahama Quality Control and Brand Compliance Standards,” attached hereto as “Exhibit N” and made a part hereof, and, with respect to sales of Licensed Products sold to TB Stores and/or TB E-Commerce, such other compliance standards and guidelines communicated from time to time by Licensor applicable to vendors or suppliers to TB Stores and/or TB E-Commerce.

17.16.	In addition to all other reports required by this Agreement, in order to maintain Licensor’s high standard of quality control and to ensure that appropriate measures are taken against counterfeiting, Licensee shall provide a report to Licensor upon request with all of the following information:

a.	The name and address of each Supplier, including a contact person’s name;
b.	The type of Licensed Products manufactured by each Supplier;
c.	The quantity of Licensed Products to be manufactured by each Supplier;
d.	The type of components provided by each Supplier; and
e.	Any other relevant information regarding all such entities, as requested by Licensor.

18.	Assignment, Changes of Control

18.1.	The license and rights granted to Licensee hereunder are personal in nature, and Licensee may not and shall not sell, transfer, lease, pledge, sublicense or assign this Agreement or its rights and/or interest hereunder, or any part hereof, whether by operation of law or otherwise, including without limitation the granting of any security interest or lien on the Licensed Products, without the prior written consent of Licensor, which consent may be withheld by Licensor in its sole discretion. Any such attempted sale, transfer, lease, sublicense or assignment shall, in Licensor’s sole discretion, result in the immediate termination of this Agreement.

18.2.	A(n) (i) sale, assignment or other transfer, in a single transaction or a series of related transactions, of more than twenty-five percent (25%) of the assets of Licensee (other than sales of inventory in the ordinary course of business), as determined by the fair market value of Licensee’s assets as of any date of such sale, assignment or transfer, (ii) change in the control of Licensee (meaning any transaction or series of transactions pursuant to which the ultimate holders of the outstanding voting stock of Licensee immediately prior to such transaction(s) ultimately hold less than seventy-five percent (75%) of the voting stock of Licensee), (iii) merger or consolidation of Licensee with one or more corporations or other entities as a result of which the ultimate holders of the outstanding voting stock of Licensee immediately prior to such merger or consolidation ultimately hold less than seventy-five percent (75%) of the voting stock of the surviving or resulting corporation or other entity (any transaction contemplated pursuant to clauses (i) through (iii) above, a “Change of Control”), or (iv) approval by the holders of the outstanding voting stock of Licensee to liquidate or dissolve Licensee shall, in each instance, be deemed an assignment of Licensee’s rights and interests under this Agreement..

18.3.	Licensor shall have a complete and unrestricted right to sell, transfer, lease or assign its rights and interests in this Agreement or any portion hereof to any domestic or foreign corporation or other business entity, provided, that such transferee agrees to be bound by all of the terms hereof. In the event that Licensor shall sell, transfer, lease or assign its rights and interests in this Agreement, Licensor shall notify Licensee of such event.

19.	Termination

19.1.	This Agreement may be terminated by Licensor immediately upon the occurrence of any of the following events:

(a)	If Licensee fails to pay any royalty or other amount due hereunder to Licensor and such breach continues for a period of five (5) days following written notice thereof;

(b)	If Licensee makes any unauthorized assertion of rights in the TOMMY BAHAMA Marks which is inconsistent with the Licensee’s interest in the TOMMY BAHAMA Marks;

(c)	If Licensee attempts to or actually sells, transfers, leases, pledges, sublicenses, assigns (including, without limitation, a deemed assignment under Section 18.2 above) or otherwise encumbers or disposes of this Agreement or any of Licensee’s rights or obligations hereunder;

(d)	If Licensor or any Affiliate of Licensor terminates any other agreement to which Licensor or such Licensor Affiliate, on the one hand, and Licensee or any Affiliate of Licensee, on the other hand, are parties due to a breach thereof by Licensee or such Licensee Affiliate;

(e)	If there is any other change in the control or the management of Licensee other than as listed in Section 18.2 above;

(f)	If Licensee is dissolved or merged into another entity, whereby Licensee is not the surviving entity;

(g)	If Licensee fails to offer Licensed Products for sale for a period of twenty (20) consecutive days;

(h)	If Licensee exceeds the percentage of allowable deductions, allowances, or credits under the definition of Net Sales (provided, however, that Licensee is allowed a one-time excess of the percentages of allowable deductions, allowances, or credits as defined in Net Sales, which must be cured within five (5) days from the date of discovery of the breach);

(i)	If the insurance coverage required by this Agreement should lapse, is canceled or diminished for any reason and Licensee fails to cure same within ten (10) days after the insurer’s notice thereof to Licensee or Licensor;

(j)	If Licensee ceases to engage in its business; or

(k)	If Licensee fails to perform or fulfill any other material obligation required to be performed or fulfilled by it, in the time and manner herein provided, and if such default shall continue for thirty (30) days after receipt of written notice thereof.

In addition to and not in limitation of any of Licensor’s remedies for any event of default set forth in this section, after one breach by Licensee of the same provision of this Agreement occurring within a ninety (90) day period, for which Licensee has been given notice and an opportunity to cure (if any) as provided herein, Licensor may also immediately terminate this Agreement upon any subsequent breach of the same provision within such ninety (90) day period without providing notice of breach or opportunity to cure.

Licensor’s rights to terminate this Agreement pursuant to this Section 19.1 shall be in addition to, and shall not be prejudicial to, any right or remedies, at law or in equity, which Licensor may have on account of Licensee’s breach of this Agreement.

19.2.	This Agreement may be terminated by Licensee if Licensor fails to perform or fulfill any material obligation required to be performed or fulfilled by it, in the time and manner herein provided, and if such default shall continue for thirty (30) days after receipt of written notice thereof.

19.3.	Upon expiration or termination of this Agreement, Licensee shall immediately cease the manufacture of Licensed Products, with the understanding that work in process may be completed, and shall not thereafter use TOMMY BAHAMA Marks on the Licensed Products or on any promotional and packaging materials, labels, literature, stationary or other items bearing the TOMMY BAHAMA Marks; provided, however, in the event of the expiration or termination of this Agreement, Licensee shall have the Sell-Off Period to dispose of its inventory of Licensed Products in stock as of the Termination Date or Expiration Date, whichever applies, and any finished goods resulting from the completion of work in process (to the extent consistent with the information supplied to Licensor pursuant to clauses (a) and (b) below) that exist at the Termination Date or Expiration Date, whichever applies, on a non-exclusive basis, provided:

(a)	Six months prior to the Expiration Date, Licensee shall furnish Licensor with (i) a written statement stating the quantity of on hand and in process inventory of Licensed Product it has in stock, (ii) copies of all unfulfilled purchase orders placed with Suppliers for Licensed Products, including with respect to any in process inventory, (iii) a schedule listing all customer orders for Licensed Products to be fulfilled for the duration of the Contract Term, including the Sell-Off Period, setting forth the customer, style, quantity and proposed sales price of the Licensed Products, (iv) copies of all unfulfilled customer purchase orders for Licensed Products, and (v) such other information as Licensor may reasonably request;

(b)	Not later than sixty (60) days before the Expiration Date or within ten (10) days after the Termination Date of this Agreement, Licensee shall provide Licensor with (i) a statement indicating the number and description of Licensed Products which it has on hand, or is in the process of manufacturing, as of the date of expiration or termination, (ii) a schedule listing all customer orders for Licensed Products proposed to be fulfilled, subject to Licensor’s rights pursuant to Section 19.3(c) below, during the Sell-Off Period, setting forth the customer, style, quantity and proposed sales price of the Licensed Products, and (iii) such other information as Licensor may reasonably request;

(c)	Licensor shall have the option of conducting a physical inventory in order to ascertain or verify such inventory and/or statement and Licensor shall have the right in its sole discretion to purchase all or any portion of such inventory at the cost of the inventory or its market value, whichever is lower. In the event Licensor purchases all of such inventory, Licensee shall forfeit its rights hereunder to dispose of such inventory during the Sell-Off Period;

(d)	Licensee shall provide Licensor with a monthly inventory report during the Sell-Off Period;

(e)	The quantity of Licensed Products in stock on the Termination Date or Expiration Date is not in excess of a reasonable quantity based upon Licensee’s selling history of Licensed Products during the prior six months;

(f)	Such Licensed Products conform to the samples previously approved in accordance with this Agreement;

(g)	Licensee shall not then be in breach of any payment obligations or other provisions of this Agreement;

(h)	All royalties, with respect to such Sell-Off Period, shall be reported and paid on a monthly basis on a form substantially similar to the Quarterly Royalty Statements on “Exhibit K,” and shall be paid monthly based on Licensee’s actual sales of Licensed Product during the Sell-Off Period and said royalties shall not be credited against any Guaranteed Royalty obligations;

(i)	All sales of Licensed Products during the Sell-Off Period are subject to the provisions of this Agreement;

(j)	Licensee shall not sell Licensed Products to jobbers, wholesalers, or any entity which does not resell directly to consumers;

(k)	The Licensor may itself use or license the use of TOMMY BAHAMA Marks in any manner; and

(l)	Licensee does not expressly refuse to partake in the Sell-Off Period at the time that such Sell-Off Period is granted; which, if such is the case, means that Licensee is deemed to be in Sell-Off Period for the full period granted hereunder

19.4.	Notwithstanding anything to the contrary, upon the occurrence of any Change of Control or offering of equity securities registered under the Securities Act of 1933, Licensee agrees to pay to Licensor an amount equal to two percent (2%) of the transaction enterprise value of Licensee and all other Affiliates of Licensee whose equity and/or assets are affected by the transaction resulting in the Change of Control or offering (the “Change of Control Fee”). For purposes of this Section 19.4, “transaction enterprise value” shall mean the gross market value of Licensee and all applicable Affiliates (inclusive of debt and equity) based on the purchase price paid or payable (including assumed liabilities and fair value of contingent considerations) in respect of the Change of Control transaction or offering. The Change of Control Fee shall be fully earned and due and payable in full upon the occurrence of a Change of Control and shall not be refundable in whole or in part. In no event shall the Change of Control or payment of, or obligation to pay, the Change of Control Fee affect or otherwise reduce Licensee’s obligations pursuant to this Agreement, all of which shall remain in full force and effect.

19.5.	Licensee shall remove and return to Licensor all TOMMY BAHAMA Marks including labels and promotional and packaging material from any Licensed Product remaining in its inventory six (6) months after the date of termination or expiration of this Agreement. In the event following the termination or expiration of this Agreement any Licensed Products do not conform to the samples submitted in accordance with Section 4, Licensee shall immediately remove all TOMMY BAHAMA Marks, including labels and promotional and packaging materials from the Licensed Products.

19.6.	Upon expiration or termination of this Agreement, Licensor shall be entitled to all royalties due as of the date of expiration or termination.

19.7.	Within ten (10) days after expiration or termination, Licensee shall deliver and return to Licensor any and all documents embodying Licensor’s Confidential Information.

19.8.	Neither the expiration nor earlier termination of this Agreement due to causes imputable to Licensee shall relieve Licensee from its duty of nondisclosure provided herein, or from obligations for payments then due or accrued hereunder, or for any damage caused to Licensor.

19.9.	Upon termination or expiration of this Agreement, all rights granted herein shall revert to Licensor, which may license others to use the TOMMY BAHAMA Marks in any way whatsoever. Licensee shall, thereafter, refrain from all further use of TOMMY BAHAMA Marks other than to sell-off remaining inventory during the Sell-Off Period, to the extent permitted by, and in accordance with, this Agreement.

19.10.	In the event of termination or, upon the occurrence of a breach by Licensee, Licensee shall pay to Licensor any royalties then owed to it pursuant to this Agreement, the total Guaranteed Royalty amounts remaining unpaid for the balance of the Contract Term, as well as an amount equal to any other actual damages Licensor may have suffered on account of such termination or the acts or omissions from which termination resulted.

19.11.	Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the TOMMY BAHAMA Marks, to collect royalties payable by Licensee pursuant to this Agreement and to be compensated for damages for breach of this Agreement.

19.12.	Bankruptcy.

(a)	If Licensee shall become insolvent, as such term is commonly understood under either the U.S. Bankruptcy Code or the Uniform Commercial Code of the State of New York, or shall make an assignment for the benefit of creditors, or files for any relief under any bankruptcy law or regulation in any jurisdiction or place, including, without limitation, the Bankruptcy Code, or shall make an assignment for the benefit of creditors, or if Licensee shall be made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, other than an involuntary bankruptcy which is not stayed or discharged within ninety (90) days, or if Licensee shall be adjudged bankrupt, or if a receiver or trustee for the property of Licensee shall be appointed, this Agreement shall hereupon terminate at the option of Licensor.

(b)	The parties hereby agree and intend that this Agreement is an executory contract governed by Section 365 of the Bankruptcy Code.

(c)	In the event of Licensee’s bankruptcy, the parties intend that all royalties payable under this Agreement following the commencement of a bankruptcy case shall be deemed administrative priority claims under the Bankruptcy Code because the parties recognize and agree that the bankruptcy estate’s enjoyment of this Agreement will (i) provide a material benefit to the bankruptcy estate during its reorganization and (ii) deny Licensor the benefit of the exploitation of the rights through alternate means during the bankruptcy reorganization.

(d)	The parties acknowledge and agree that any delay in the decision of a debtor-in-possession or trustee of the bankruptcy estate to assume or reject this Agreement (the “Decision Period”) materially harms Licensor by interfering with Licensor’s ability to alternatively exploit the rights granted under this Agreement during a Decision Period of uncertain duration. The parties recognize that arranging appropriate alternative exploitation of the TOMMY BAHAMA Marks is a time consuming and expensive process and that it is unreasonable for Licensor to endure a Decision Period of extended uncertainty. Therefore, the parties agree that the Decision Period shall not exceed sixty (60) days.

(e)	Licensor, in its interest to safeguard its valuable interests (including, without limitation, its intellectual property rights in the TOMMY BAHAMA Marks), has relied on the particular skill and knowledge base of Licensee. Therefore, the parties acknowledge and agree that in a bankruptcy context this Agreement is a license of the type described by Section 365(c)(1) of the Bankruptcy Code and may not be assigned without the prior written consent of Licensor.

20.	Indemnity and Disclaimer

20.1.	Licensor hereby agrees to defend, indemnify and hold the Licensee and/or any of its Affiliates, officers, directors, employees, and/or agents (“Indemnitees”) harmless against any and all legitimate bona fide claims, demands, causes of action and judgments of any third parties arising solely out of the use of the TOMMY BAHAMA Marks by the Licensee in accordance with this Agreement, or any material breach of any representation or warranty made by Licensor hereunder, provided that the Licensee shall give notice to the Licensor within ten (10) days after notification of each such claim, demand, cause of action or judgment. With respect to the foregoing indemnity, the Licensor agrees to defend and hold the Licensee harmless including, but not limited to, reasonable attorney’s fees, expert fees and court costs. The Licensor shall have the right to undertake and conduct the defense of any cause of action so brought and handle any such claim or demand with attorneys of its own selection. Notwithstanding anything stated in this paragraph, Licensor has no duty to defend, indemnify or otherwise hold harmless Indemnitees in the event the claims, demands, causes of action and judgments of any third parties are caused by Licensee’s breach of this Agreement or any negligence on the part of the Licensee and/or any of the Indemnitees. The provisions of this section and Licensor’s obligations hereunder shall survive the expiration or termination of this Agreement.

20.2.	Licensee hereby agrees to defend, indemnify and hold the Licensor and/or any of its Affiliates, officers, directors, employees and/or agents harmless against any and all claims, demands, causes of action and judgments arising out of Licensee’s manufacture, distribution, shipment, advertising, promotion, offering for sale and/or sale of Licensed Products, including without limitation any costs or expenses incurred by Licensor in connection with a Corrective Action or Defective Product or a retrieval, recall or withdrawal of any Licensed Products, and/or the promotional and packaging material depicting such TOMMY BAHAMA Marks or relating to any breach by Licensee of this Agreement (or a claimant’s allegation of facts that, if true, would constitute such a breach) provided that the Licensor shall give notice to the Licensee within ten (10) days after notification of each such claim, demand, cause of action or judgment (provided that Licensor’s failure to timely provide such notice will relieve Licensee of its indemnification obligations only if and to the extent that such failure prejudices the Licensee’s ability to defend the claims). With respect to the foregoing indemnity, the Licensee agrees to defend and hold the Licensor harmless at no cost or expense to the Licensor whatsoever including, but not limited to, reasonable attorney’s fees, expert fees and court costs. The provisions of this section and Licensee’s obligations hereunder shall survive the expiration or termination of this Agreement.

20.3.	Any indemnified party pursuant to this Article 20 may employ counsel at its own expense to assist it with respect to any such claim for which indemnification is sought; provided, however, that if such counsel is necessary because the indemnifying party does not assume control, the indemnifying party will bear the expense of such counsel. The indemnified party shall have no authority to settle any claim on behalf of the indemnifying party. The indemnifying party may not enter into any compromise or settlement without the prior written consent of the indemnified party except where such compromise or settlement provides solely for the payment of money that the indemnifying party will fully fund.

20.4.	The expressed warranties of Licensor, if any, contained in this Agreement are in lieu of all other warranties, guarantees, promises, affirmations or representations, express or implied, which could be deemed applicable to this license and to the Licensed Products manufactured, used or sold hereunder. Licensor makes no expressed warranties and no implied warranties as to the merchantability, fitness for any particular purpose or use or otherwise, of the Licensed Products other than those which may be expressly set forth in this Agreement. Licensee hereby waives all other warranties, guarantees, conditions and liabilities, expressed or implied, arising by law or otherwise.

21.	Insurance & Loss

21.1.	Licensee shall maintain, at its sole expense, the following insurance coverage, with a financially sound insurance company having an A.M. Best Rating of A-(VI) or better, throughout the Contract Term and for a period of three (3) years after its expiration or termination: (i) worker’s compensation, occupational disease, employer’s liability (with limits of not less than $1 million for bodily injury by accident for each accident, and $1 million for bodily injury by disease for each employee), disability benefit and other similar insurance required under laws of the state that apply to the activities to be performed by Licensee under this Agreement; (ii) commercial general liability insurance including products liability, blanket contractual liability, personal injury and advertising liability coverage with a combined single limit of $5 million per occurrence for bodily injury, including death and property damage; (iii) comprehensive automotive liability insurance for both owned and non-owned vehicles used by Licensee either on or away from premises with a combined single limit of $1 million per occurrence for bodily injury, including death and property damage; and (iv) umbrella excess liability insurance, with a combined single limit of $2 million per occurrence for bodily injury, including death and property damage.

21.2.	Licensee shall ensure that OXFORD INDUSTRIES, INC., its subsidiaries (including TOMMY BAHAMA GROUP, INC.), divisions, joint ventures, directors, officers, employees, agents and assigns, shall be named as additional insureds with respect to the insurance described in clause (ii) through (iv) of Section 21.1. Licensee shall, within ten (10) days after execution of this Agreement, deliver to Licensor a certificate of such insurance from the insurance carriers, describing the scope of coverage and the limits of liability, naming the additional insureds required by this Section 21 and providing that the policy may not be canceled or amended without at least thirty (30) days prior written notice to Licensor.

21.3.	Regardless of any limited liability associated with Section 23 of this Agreement, in the event of partial loss or destruction of any Licensed Products due to an unanticipated event such as, but not limited to, fire, water damage, vandalism, or transport mishap, Licensee must gain approval from Licensor, in writing, before any methods of salvage or destruction of the Licensed Products are used. Under no circumstances will Licensee’s insurance carrier be in a position to control the disposition or disposal of such products. Any salvage activity that could diminish the reputation or integrity of the TOMMY BAHAMA Marks and/or the Licensor’s reputation for superior quality shall be prohibited.

22.	Joint Venture

This Agreement does not create an agency, partnership, franchise, or joint venture. Nothing herein contained shall be so construed as constituting Licensee an agent of or authorizing Licensee to incur financial obligations on Licensor’s behalf without Licensor’s authorization in writing, except as specifically stated herein.

23.	Force Majeure

Neither party shall be liable to the other for any loss, injury, delay or damage whatsoever suffered or incurred by the other party due to causes beyond such party’s control, including but not limited to, acts of God, strikes or other labor disturbances or third parties, war, sabotage, and any other cause or causes, whether similar or dissimilar to those herein specified, which cannot be controlled by such party. Notwithstanding the foregoing, the provisions of this Section 23 shall at no time operate to excuse Licensee from any payment obligations required by the terms of this Agreement when the same are due.

24.	Choice of Law & Forum

24.1.	This Agreement has been negotiated, prepared, executed and delivered in several jurisdictions, including the State of New York, United States of America. Accordingly, in order to establish with certainty that this Agreement will be governed by one body of well-developed commercial law, the parties hereto have expressly agreed that this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed and fully to be performed therein, to the exclusion of any other applicable body of governing law including, without limitation, the United Nations Convention on Contracts for the International Sale of Goods.

24.2.	The parties hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any of the courts of the State of New York in any dispute arising under this Agreement. Licensee further agrees that service of process in any action, suit or proceeding brought by Licensor shall be effective if in writing and delivered in person or sent as provided in Section 15.

25.	Waiver

25.1.	The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment of said rights or of any other right hereunder, and each party may at any time demand strict and complete performance by the other of any of the terms, covenants or conditions set forth herein.

25.2.	In the event that Licensee shall seek the approval by, or consent of, Licensor and Licensor shall fail to give such consent or approval, Licensee shall not be entitled to any damages for withholding or delay of such approval or consent by Licensor, it being intended that Licensee’s sole remedy shall be an action for injunction or specific performance.

26.	Validity

In the event that any one or more provisions or terms contained in this Agreement are found invalid or unenforceable, the validity or enforceability of this Agreement as a whole or of any remaining provisions or terms contained herein shall not in any way be affected or impaired.

27.	Entire Agreement

27.1.	This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement and the license granted herein shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assignees, heirs, executors and personal representatives.

27.2.	The making, execution, and delivery of this Agreement has not been induced by any representations, statements or warranties, other than those expressly set forth herein. All the terms of this Agreement are herein set forth and neither this Agreement or any part hereof may be waived, modified, supplemented, or otherwise altered, unless by a writing signed by an officer of each party.

28.	Reservation of Rights

Any right not specifically granted herein to Licensee is expressly reserved by Licensor.

29.	Exhibits

All Exhibits are incorporated into this Agreement and may be revised by Licensor at any time, subject to the consent of Licensee to any substantive change in the performance required from Licensee.

30.	Survival

The obligations contained in Sections 12, 13, 16, 19, 20, and 21 herein shall survive any termination or expiration of this Agreement.

31.	Intentionally Omitted.

32.	Interpretation

The headings of the sections of this Agreement are for convenience only and in no way limit or affect the terms or conditions of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TOMMY BAHAMA GROUP, INC.

By: ______________________
Name: ___________________
Title: _____________________

BOOMER HOLDINGS INC.
By: _____________________
Name: __________________
Title: ___________________

Exhibit A

Authorized Licensed Trademarks

Trademark	Type
Tommy Bahama®	Word Mark
Logo

Exhibit B

Authorized Licensed Products and Territory

Products**:

tinctures, gummies (am energy, daytime & nighttime), oil extract capsules, pain roll-on’s, freeze rub, sun screen, sun burn gel, mist sprays, lip balm, massage oils†, and pet treats, all of which contains a compound comprised of hemp seed oil extract and/or other natural ingredients*

†Notwithstanding anything to the contrary, it is understood and agreed that Licensee’s rights with respect to the manufacture, distribution, marketing and/or sale of massage oils under the TOMMY BAHAMA Marks shall be on a non-exclusive basis.

*Notwithstanding anything to the contrary, in no event shall Licensee manufacture, produce, distribute, market or sell any Licensed Products containing or purporting to contain any CBD, THC, CBN or other cannabis- or marijuana-related extracts or components.

Territory**:

United States of America, including its territories and possessions

**Subject to Section 2.6, Licensee may, from time to time, propose to expand the categories of Licensed Products and/or jurisdictions within the Territory for Licensor’s consideration. Any such proposal shall be accompanied by a business plan setting forth the proposed endeavor, including details and timing. In no event shall Licensee manufacture, produce, distribute, market or sell any products bearing the TOMMY BAHAMA Marks not expressly included in the categories of “Products” described above nor shall Licensee sell any products bearing the TOMMY BAHAMA Marks outside the jurisdictions set forth under “Territory” above, without the prior written approval of Licensor. Licensor agrees to consider any such proposal in good faith, it being understood, agreed and acknowledged that any Licensor’s consideration of any proposal pursuant to this paragraph may take into consideration any relevant intellectual property protection considerations that Licensor deems to be relevant.

Exhibit C

Contract Term

Effective Date through January 31, 2023

Year 1: Effective Date through January 31, 2020

Year 2: February 1, 2020 through January 31, 2021

Year 3: February 1, 2021 through January 31, 2022

Year 4: February 1, 2022 through January 31, 2023

At least one (1) year, but no more than 18 months, before the expiration of the Contract Term, Licensee may request renewal of this Agreement, and such renewal may be granted by Licensor in its sole discretion.

Exhibit D

Sales of Licensed Products to TB Stores and TB E-Commerce

General terms and conditions:

  Licensed Products will be made available throughout the Contract Term and the Sell-Off Period for purchase by Licensor or any of its Affiliates for sale at TB Stores and/or TB E-Commerce at such prices as may be agreed to from time to time, but in no event more than Licensee’s lowest then-applicable wholesale list price (after giving effect to any and all discounts and allowances given to Licensee’s customers), in accordance with Licensee’s standard dealer terms and conditions.

  Licensee shall not pay Earned Royalty on Sales to TB Stores and TB E-Commerce.

  Sales to TB Stores and TB E-Commerce shall not be credited towards any Minimum Net Sales requirements.

Exhibit E

Minimum Net Sales

With respect to each Contract Year during the Contract Term, Licensee must generate the greater of (i) the Minimum Net Sales of Licensed Products as set forth in the table below, or (ii) the previous Contract Year’s Net Sales.

Contract Year	Minimum Net Sales
Year 1	N/A
Year 2	$1,000,000
Year 3	$5,000,000
Year 4	$10,000,000

Exhibit F

Guaranteed Royalty

With respect to each Contract Year during the Contract Term, Licensee shall pay to Licensor an amount equal to the Guaranteed Royalty amount set forth in the table below. Guaranteed Royalty payments are nonrefundable, and applicable towards the Earned Royalty amounts for Licensed Products due under this Agreement.

Contract Year	Guaranteed Royalty
Year 1	N/A
Year 2	$70,000
Year 3	$400,000
Year 4	$1,000,000

Exhibit G

Earned Royalty

Licensee shall pay to Licensor an Earned Royalty on Net Sales of all Licensed Products generated via a transactional e-commerce website operated by Licensee, which is made directly to the retail consumer by Licensee and fulfilled by or on behalf of Licensee (“Retail E-Commerce Sales”), during each Contract Year during the Contract Term as follows:

Contract Year	Earned Royalty
Year 1	3.5%
Year 2	3.5%
Year 3	4%
Year 4	5%

Licensee shall pay to Licensor an Earned Royalty on Net Sales of all Licensed Products (other than Retail E-Commerce Sales) sold by Licensee during each Contract Year during the Contract Term as follows:

Contract Year	Earned Royalty
Year 1	7%
Year 2	7%
Year 3	8%
Year 4	10%

Exhibit H

Advertising & Marketing

During each of the Contract Years set forth in Column A of the following table, Licensee shall spend for Marketing Support and National Advertising no less than the greater of (i) the applicable monetary sum set forth in Column B in the table below, or (ii) the percentage of Net Sales set forth in Column C of the table below.

Column A Contract Year	Column B National Advertising and Marketing Support	Column C Percentage of Net Sales
Year 1	N/A	2%
Year 2	$20,000	2%
Year 3	$100,000	2%
Year 4	$200,000	2%

ADDENDUM 1 TO EXHIBIT H

ADVERTISING AND MARKETING SUMMARY

Exhibit I

Approved Additional Licensors, Brands and Logos of Licensee

Additional Licensors:

[Note: Licensee to provide, if applicable.]

Brands and Logos:

[Note: Licensee to provide, if applicable.]

Exhibit J

Approved Retailers of Licensee

Approved Channels of Distribution:

CVS

Whole Foods

GNC

Kroger

Jet.com

Albertsons

Costco

Vitamin Shoppe

Vitamin World

Neiman Marcus

Wegmans

Trader Joe’s

Sprouts

Walgreens

Bergdorf Goodman

Nordstrom

Saks Fifth Avenue

Bloomingdales

Licensee operated and/or licensed retail stores and/or e-commerce website doing business under the trade name “Boomer Naturals” or “Boomer Natural Wellness”

Macy’s

Troon Golf

BJ’s Wholesale Club

Sales of Licensed Product To The Following Are Not Authorized And Are Specifically Prohibited and Excluded From This Agreement:

Jobbers and wholesale distributors

Sam’s Club

Sales on the Internet or on television (other than specifically approved Internet retailers)

ADDENDUM 1 TO EXHIBIT J

Authorized Retailer Request Form

Requested By: ____________Date: _____________________

Company Name: _____________________

Doing Business As: _________________

Address: _________________

Telephone: ________________

Facsimile: _________________

Principal / Owner: _________________

Number of Stores: ________________

Locations: ______________________

Wholesale Volume: _______________

Other Brands Carried

(Comparable to TB): _______________

Other TB Products

Carried (w/ Acct #): _______________

Consumer Profile: _________________

Other Information: ________________

NOTE: Please Attach Pictures of the Inside and Outside of Store.

Approved By: ____________ Date: _______________

Exhibit L

Statement of Estimated Monthly Net Sales

Statement of Estimated Monthly Net Sales Prepared For: Tommy Bahama Group, Inc.

Licensee: Boomer Naturals Inc.

Mark(s): Tommy Bahama® and Design Logos

For Month Ending: __________________

Estimated Net Sales: __________________

Estimated Net Sales of Licensed Products for the remainder of Contract Year ending January 31, 20__, broken out by month and type:

Month	Licensed Products	Total Net Sales
February
March
April
May
June
July
August
September
October
November
December
January
TOTAL

Exhibit M

Advertising Policy

ADVERTISING POLICY FOR TOMMY BAHAMA

Thank you in advance for helping make Tommy Bahama one of the fastest growing and cleanest brands in our industry today!

Our goal is to maintain that brand integrity, by always presenting Tommy Bahama in an upscale manner that sets us apart in the marketplace as the prestigious island lifestyle brand. We ask that you follow these advertising and marketing guidelines, so that a successful, strong and consistent brand message is ensured.

IMAGE USAGE

Each season we will offer images that can be used for your advertising needs. These visuals may be used for print, outdoor, brochures and PR materials; however these visuals are not authorized for broadcast video use or use in off-price selling. Please note the following parameters:

Tommy Bahama images cannot be used without the brand logo present. We highly recommend using the approved Tommy Bahama ad template for all of your advertising needs. If you are not using the Tommy Bahama template, then the Tommy Bahama position, image and logo must be the main focus of the ad, in order to maintain the premiere status of the brand.

PRICING POLICY IN AN ADVERTISEMENT

In accordance with our license agreement with Tommy Bahama Brand, the Tommy Bahama name may not be used in clearance, discount or off-price advertising of any kind, nor in connection with a sale. This has long been a policy of the Tommy Bahama brand in all of its other product categories as well. For those retailers who price products within the store with both the suggested and the actual prices, that practice can be used within the store only.

All advertising of the Tommy Bahama brand can include a single price for the products featured or shown. However, there can be no mention of a sale price, sale percentage off, regular price/sale price, old price/new price in the ad itself. This policy must be followed if the name Tommy Bahama and/or any photo, sketch or other depictions of the brand or its products are present in the ad. This applies to all communication media vehicles.

The following are examples of advertising practices that are not allowed by the policy. Failure to adhere to this policy can and will result in the elimination of the account as a Tommy Bahama approved retailer:

  Percentage discounts of any amount are not permitted in any ads; no percent off reference is acceptable.
  Comparative price advertising such as regular price/new price is not acceptable. Example: bed "Regular Price: $3000, Now $1800" is not acceptable.
  Was/is pricing in advertising is not acceptable. Example: "Watch was $595, now is $495."
  Tommy Bahama brand name, logos or any company identifiers cannot be in an ad that features off price or discount advertising of other lines/brands.
  No depiction of any Tommy Bahama products can be present in any ad that contains any version of off price or discount advertising.
  Tommy Bahama images cannot be used without the brand name present, and therefore cannot appear in any off price ads.
  In the case of a storewide sale, there can be no reference in the advertising communication that the sale applies to Tommy Bahama, even if the product is discounted within the store.
  In the case of floor sample clearance events, the Tommy Bahama product can be included in the sale but not in the advertising and communication that takes place outside the store.

In addition, we ask that you refrain from advertising and/or pricing Tommy Bahama products with a '99 ending, as this implies that we are a price driven brand or that the product is being cleared. Example: watch price is "179.99."

BRAND IDENTITY

It is essential that the identity of the Tommy Bahama brand is maintained and communicated properly through marketing and advertising. It is very important to distinguish between your corporate name and the Tommy Bahama brand name. Only the brand name Tommy Bahama should be used directly in connection with the products.

Correct Usage (Retailer & Tommy Bahama)

  "Joe's Tropical Store presents Tommy Bahama Outdoor Furnishings"
  "Joe's Tropical Store presents Tommy Bahama Outdoor Furniture's Indochine Collection"
  "Joe's Tropical Store presents the Indochine Collection by Tommy Bahama Outdoor Furniture"

Incorrect Usage (co-branding of manufacturer and Tommy Bahama)

  "Joe's Tropical Store presents Tommy Bahama Outdoor Furniture by XYZ, Inc. Manufacturing"
  "Joe's Tropical Store presents XYZ, Inc.'s Tommy Bahama Outdoor Furniture"

LOGO USAGE

Corporate name recognition will only be acceptable through logo use. The Tommy Bahama logo has been uniquely modified and should avoid being set as type.

It is critical to all Tommy Bahama retailers that this policy is strictly followed. If you are unsure of your compliance with this policy, please call us at 212-391-8688 and request to speak with the Director of Licensing for clarification of what you are considering before the ads are placed and run.

Thank You.

Exhibit N

Tommy Bahama Quality Control and Brand Compliance Standards

Tommy Bahama Group, Inc. and its affiliates (collectively “Tommy Bahama”) count the Tommy Bahama® brand among their most valuable corporate assets. Brand attributes define Tommy Bahama, and proper and consistent use of Tommy Bahama trademarks and production of product bearing any of the Tommy Bahama trademarks is vital to protect the Tommy Bahama brand.

Proper presentation of the Tommy Bahama brand, as may be reflected by usage of the Tommy Bahama trademarks and product quality, is ultimately determined by customer satisfaction. Quality in production increases the value of a product or service, enhances the Tommy Bahama brand name, and builds a good reputation. The perceived quality of a product takes into consideration a number of aspects, which together help achieve the desired level of satisfaction for the customer. Therefore, quality control in terms of production, pre-sale service, post-sale service, delivery, pricing, etc. is essential for all companies utilizing the Tommy Bahama trademarks.

If you are a licensee, you must consult your agreement with Tommy Bahama for any additional or different requirements applicable to your use of Tommy Bahama trademarks and production of products bearing any Tommy Bahama trademarks. In the event of a conflict, the terms of your agreement control.

Introduction

Tommy Bahama only licenses its trademarks or authorizes usage of its trademarks for use with goods and services that meet Tommy Bahama’s high quality standards. Tommy Bahama reserves the right to object at any time to any use of its marks in connection with goods or services that, in Tommy Bahama’s sole opinion, fail to meet Tommy Bahama’s standards of quality.

Quality Assurances

All products produced for Tommy Bahama or bearing the Tommy Bahama trademarks must adhere to Tommy Bahama’s highest quality, construction, and workmanship requirements. In order to ensure that Tommy Bahama products in the marketplace are of the highest quality, all production is subject to a 4.0 AQL inspection, including goods sold to Tommy Bahama.

The following is a non-comprehensive list of basic defects that, if found during various stages of inspecting Tommy Bahama products, would be deemed unacceptable:

•	Labeling/Packaging
•	Color
•	Dirt/oil/smell
•	Fabric/components
•	Sizing/L&R
•	Construction/workmanship

For footwear products, suppliers are requested to provide nested sole grades for fit confirmation.

Any goods that fail inspection due to inferior quality, incorrect construction, or damages in transit due to packaging errors, will be subject to a chargeback and/or return of goods. In and outbound freight expenses will be included in each defective claim. If defective units are returned, Tommy Bahama must approve any liquidation of that returned merchandise. In addition, you are responsible for 100% of the full cost of any inspection that fails a 4.0 AQL audit.

If merchandise is identified to be defective after entering Tommy Bahama inventory, either from sales directly to Tommy Bahama or via notification from a third party retailer, you will be responsible for a subsequent defective return authorization and/or merchandise claim. Tommy Bahama reserves the right to request a return authorization on defective merchandise for up to one year after product receipt.

At Tommy Bahama, we take great pride in our reputation for high product quality and expect you to maintain this same level of standard.

Warranties, Laws and Regulations

In addition to the guarantees and warranties provided by law and without limitation of any implied warranties or guarantees otherwise arising in favor of Tommy Bahama, you expressly guarantee and warrant that all products bearing the Tommy Bahama trademarks will be new and in full conformity with the specifications or with the approved sample submitted, merchantable of good quality and free from defects in design, material or workmanship or otherwise, and agree that this warranty shall survive acceptance of delivery and payment for such goods.

You will ensure that all products and items bearing the Tommy Bahama trademarks will comply strictly with all federal, state and local laws and regulations which pertain to the manufacture and sale of such products and items, including, without limitation, all testing, certification, packaging, content, tagging, labeling, and invoicing requirements of applicable laws or regulations. You agree to execute and furnish appropriate written guaranties to protect Tommy Bahama as permitted by any such laws, rules and regulations. Prior to production of any products or items, you will be required to submit lab test reports confirming that all products and items comply with applicable product safety standards and testing requirements.

Policing

In the U.S. and other jurisdictions, trademark owners may have a duty to police the use of their marks. Therefore, if you become aware of any improper use of Tommy Bahama trademarks, including infringement or counterfeiting by third parties, report them to Tommy Bahama’s legal department immediately. Report as much detail as possible about the misuse, including the name of the party, contact information, and copies or photographs of the potential misuse.

Appearance

You should ensure that any presentation of the Tommy Bahama trademarks is consistent with Tommy Bahama’s own use of its trademarks in comparable media. From time to time, Tommy Bahama may provide you with guidelines for the size, typeface, colors and other graphic characteristics of the Tommy Bahama trademarks, which, upon delivery to you, shall be deemed to be incorporated into these standards and any agreements between you and Tommy Bahama.

Use of Tommy Bahama Trademarks in Third Party Product Names

Tommy Bahama trademarks may not be used by a third party as part of that party’s product, service or trade name without an express written agreement from Tommy Bahama permitting such use. Licensees must consult their agreements with Tommy Bahama to determine whether and under what circumstances they can use Tommy Bahama trademarks.

Terms of Use

The following terms of use shall apply to your use of any of the Tommy Bahama trademarks, including usage on products and/or in advertising materials:

•	Trademarks are adjectives and should be followed by approved nouns. Because trademarks are not nouns, they should never be pluralized, and they should never be used in the possessive form.
•	Tommy Bahama may request at any time that an entity using Tommy Bahama trademarks substitute new or different trademarks for future product production, in which case prompt compliance is required.
•	Entities using Tommy Bahama trademarks must not take any action inconsistent with or challenge Tommy Bahama’s ownership of its trademarks.
•	Tommy Bahama owns and is entitled to claim any benefits accruing from use of the Tommy Bahama trademarks.
•	Title to and ownership of the Tommy Bahama trademarks and all goodwill associated with the Tommy Bahama trademarks shall at all times remain with Tommy Bahama.

Indemnification

You will be liable for any and all damage of any nature whatsoever and whether in contract or in tort, whether direct or indirect or incidental or consequential sustained by Tommy Bahama or any third party arising out of or connected with any breach of warranty, or any defect in or non-conformance of any products or items. You will indemnify, defend and hold harmless Tommy Bahama and its directors, officers, employees, agents and affiliates from and against any claim, damage, loss, action, cost and/or expense (including, without limitation, attorneys’ fees and expenses) related thereto.

Additional Information

For additional information regarding Tommy Bahama’s trademarks and Tommy Bahama’s quality control standards, you may contact Tommy Bahama’s legal department.

Conclusion

These standards are not a definitive statement of proper trademark use or product production. Tommy Bahama reserves the right to oppose any use of its trademarks that Tommy Bahama, in its sole discretion, deems unlawful or improper. Tommy Bahama further reserves the right to revise these standards at any time, without notice. It is your responsibility to comply with the most current version of these standards.

Consistent failure of quality compliance may severely damage the Tommy Bahama brand. Therefore, any failure to comply with these standards will, in Tommy Bahama’s sole discretion, result in termination of your relationship with Tommy Bahama, including termination of any license or other agreement to which you may be a party.

Exhibit O

Notice to Third Parties

NOTICE TO MANUFACTURERS, SUBCONTRACTORS, SUPPLIERS, DISTRIBUTORS, TRANSPORTERS, AND OTHER THIRD PARTIES

Name:

____________________________________________________________________

Address:

____________________________________________________________________

This is to serve as notice to the above-named Third Party that TOMMY BAHAMA GROUP, INC. (“TBG”) has licensed ______________________ to use certain preferred selections of fabric, material, styles, designs, patterns or color combinations created by TBG (“Licensed Designs”) in connection with the production of _________________ to be sold by _______________________ under the TOMMY BAHAMA name and trademarks (“Licensed Products”).

TBG has granted ___________________the right to utilize the services of the above-named Third Party on the condition that such Third Party will utilize those Licensed Designs solely in connection with Licensed Products. It will NOT make use of those Licensed Designs in the production, distribution or sale of any other items of merchandise that may be produced, distributed or sold by the above-named Third Party on its own behalf or on behalf of any other party. Any violation by the Third Party of these restrictions shall be grounds for immediate termination of the Third Party’s services relating to Licensed Products, and may be the basis for a legal infringement action by TBG against the Third Party.

ACCEPTED AND AGREED:

TOMMY BAHAMA GROUP, INC. BOOMER HOLDINGS INC.

By: ____________________________ By: __________________________

Title: ___________________________ Title: _________________________

Exhibit P

Supplier Agreement and Certification

MANUFACTURING AGREEMENT

THIS AGREEMENT is made as of the _________day of ________ , 2019, by and between ____[Licensee]_______________, having an office at ________________________ (hereinafter referred to as the “Company”), and _________________________ having an office at ________________________________ (hereinafter referred to as the “Manufacturer”).

WITNESSETH:

WHEREAS, Manufacturer is engaged in the manufacture of garments and/or other items of merchandise:

WHEREAS, Company wishes to contract with Manufacturer for manufacture of certain products from time to time (“Products”), which will bear the trademark TOMMY BAHAMA, and any related logos, crests, emblems or symbols, and all combinations, forms and derivatives thereof as are from time to time used by Company or any of its affiliates, whether registered or unregistered (the “Trademarks”); and

WHEREAS, Company has been licensed by Tommy Bahama Group, Inc. (“TBG”), the owner of all rights, title and interests in and to the Trademarks, to use the Trademarks.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. THE PRODUCTS.

Company and TBG have created certain designs and patterns from which Manufacturer will create three-dimensional samples. Company shall advise Manufacturer if the samples meet Company’s quality requirements within fifteen (15) days of receipt. Manufacturer shall make any modifications to the samples as required by Company. Samples accepted by Company shall be designated as prototypes for the purposes of this Agreement.

2. TERM.

(a) The term of this Agreement shall commence as of the date hereof and continue through ____________ __, __________.

(b) In the event the Manufacturer shall have faithfully performed each and every obligation of this Agreement during the term referred to in Paragraph 2(a) above, then this Agreement shall automatically renew from month to month commencing immediately upon expiration of the term, unless either party has given the other thirty (30) days written notice of its intention to terminate the Agreement.

3. MANUFACTURE.

(a) Manufacturer shall only manufacture the specific number of Licensed Products as requested by Company and at no time shall manufacture excess goods or overruns. Manufacturer shall not sell any Licensed Products bearing the Trademarks to any third parties without the express written consent of the Company.

(b) Manufacturer shall manufacture the Licensed Products and packaging to conform in quality and specifications to the prototypes.

(c) All Licensed Products and packaging manufactured by Manufacturer shall be delivered to locations specified by Company or directly to the Company, whichever Company may direct.

4. COMPLIANCE WITH CODE; APPLICABLE LAWS.

(a) Attached hereto as Addendum A is TBG’s Supplier Code of Conduct (the “Code”) which applies to any entity manufacturing merchandise under any of the trademarks owned by or licensed to TBG (including the components therefore). As a condition to manufacturing Licensed Products hereunder, the Manufacturer shall comply with the terms of the Code and evidence such compliance by, (1) upon execution of this Agreement, executing the Code in the form as attached or such other form as provided by TBG, and returning such document to TBG, and (2) publicly displaying the Code in the language of the applicable country, in a clearly visible location in Manufacturer’s facility at all times while this Agreement is in effect.

(b) In order to ensure compliance with the Code, Company has developed a program of monitoring its manufacturers and such manufacturers’ subcontractors (hereinafter the “Supplier Monitoring Program”). As a condition to manufacturing Licensed Product hereunder, Manufacturer hereby agrees that it shall cooperate fully with the Supplier Monitoring Program, which cooperation includes but is not limited to Company’s inspections in accordance with Paragraph 5, below.

(c) For purposes of this Agreement a “Subcontractor” means an entity or an individual that or whom Manufacturer either hires or pays to perform the manufacturing tasks that Manufacturer could otherwise perform itself at its own facility or through its own employees and staff. A “Supplier” means an entity or individual that produces components bearing the Trademarks or fabric for the Licensed Products and provides such components to the Manufacturer in order to assemble the finished merchandise. Prior to utilizing any Subcontractor or Supplier, Manufacturer shall provide written notice to Company of: (i) the name and address of each such Subcontractor and Supplier; (ii) the nature and type of work performed or product supplied to Manufacturer; and (iii) the duration of the Subcontractor or Supplier relationship.

(d) Within thirty (30) days from executing this Agreement for any existing Subcontractor and Suppliers, and within thirty (30) days after establishing a new arrangement with a Subcontractor or Supplier, Manufacturer shall obtain and provide to Company the signature of an authorized representative from each of its Subcontractors (if any) on a Manufacturing Agreement in the same form as this Agreement. Manufacturer shall further obtain and provide to Company the signature of an authorized representative from each of Manufacturer’s Suppliers on a Certification in the same form as that which is attached hereto and hereafter referred to as Addendum B, and provided by Company from time to time, or such other form as provided by Company. In the event Manufacturer has knowledge of, has reason to believe, or should have reason to know that any Supplier or Subcontractor used by Manufacturer is in breach of the Certification or Manufacturing Agreement, as the case may be, Manufacturer shall immediately notify Company and Manufacturer shall, at its sole expense, take immediate action to require the breaching party to rectify such breach, including, where Company deems it necessary, immediate termination of its relationship with such Supplier or Subcontractor. If Manufacturer fails to take immediate action, Company shall have the right, at Manufacturer’s sole expense, to pursue all available remedies to protect its rights. Notwithstanding the foregoing, Manufacturer acknowledges that it will remain primarily liable and completely obligated under all of the provisions of this Agreement with respect to the production of Products hereunder. Further, such Manufacturer failure shall be grounds for termination of this Agreement.

(e) Manufacturer certifies that it has in effect a program of monitoring its Subcontractors and Suppliers which manufacture TBG brand merchandise which is sufficient to ensure their compliance with the Code and all applicable state, local and foreign laws and regulations pertaining to wages, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, the environment, collective bargaining, freedom of association and that their products and/or the components thereof are made without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is younger than 15), prison, indentured, exploited bonded, forced or slave labor.

(f) Manufacturer shall ensure that all merchandise manufactured hereunder shall be manufactured in compliance with all federal, state and local laws which pertain to the manufacture of clothing, apparel, and other merchandise including the Flammable Fabrics Act, as amended, and regulations thereunder and Manufacturing guarantees, that with regard to all products, fabrics or related materials used in the manufacture of the Licensed Products, for which flammability standards have been issued, amended or continued in effect under the Flammable Fabrics Act, as amended, reasonable and representative tests, as prescribed by the Consumer Product Safety Commission, have been performed which show that the Licensed Products at the time of their shipment or delivery conform to the above-referenced flammability standards as are applicable.

(g) Manufacturer shall ensure that all Licensed Products shall comply strictly with all federal, state and local laws and regulations which pertain to the manufacture and sale of such products and items, including, without limitation, all testing, certification, identification, packaging, content, tagging, labeling, invoicing, safety, wage and hour, and non-discrimination requirements of applicable laws or regulations. Manufacturer agrees to execute and furnish appropriate written guaranties to protect Company and TBG as permitted by any such laws, rules and regulations. Prior to production of any products or items, Manufacturer will be required to submit lab test reports confirming that all products and items comply with applicable product safety standards and testing requirements, (including without limitation the Consumer Product Safety Improvement Act and California’s Safe Drinking Water and Toxic Enforcement Act of 1986 [known as Proposition 65]). As to Proposition 65, Manufacturer hereby further and specifically certifies that its products are compliant with Proposition 65 and that its products do not contain chemicals (including without limitation lead or cadmium) or other components that would prohibit or make unlawful the sale or offer for sale of those products under Proposition 65. In additional Manufacturer certifies that its products do not require any warning labels other than those affixed to the products.

(h) Manufacturer shall manufacture or cause to manufacture all Licensed Products (including components thereof) manufactured in the United States, in compliance with all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and all regulations and orders of the United States Department of Labor under Section 14 thereof, and applicable state and local laws pertaining to child labor, minimum wage and overtime compensation, and, if the Licensed Products are manufactured outside the United States, in compliance with all applicable laws, including but not limited to, wage, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, environmental, collective bargaining, freedom of association laws of the country of manufacture and without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is younger than 15), prison, indentured, exploited bonded, forced or slave labor.

(i) Manufacturer acknowledges that it has read and understands Company’s policy with regard to the manufacture of Licensed Products for Company. Manufacturer further agrees that it shall, simultaneous to executing this Agreement, execute and abide by the Certification attached as Addendum B, and shall execute and abide by all Certifications provided by Company from time to time. Failure by Manufacturer to execute and abide by such Certification shall be grounds for immediate termination of this Agreement by Company.

(j) Manufacturer shall not utilize or permit any Subcontractors or Suppliers to utilize in the manufacture or treatment of any of the Licensed Products (including the components thereof) manufactured hereunder any Azo dyes that can be split into any of the following amines:

CAS #

4-Aminobiphenlyl 92-67-1

Benzidine 92-87-5

4-Chloro-o-toluidine 95-69-2

2-Naphthylamine 91-59-8

o-Aminoazotoluene 97-56-3

2-amino-4-nitrotoluene       99-55-8

p-Cresidine 120-71-8

p-Chloroaniline 106-47-8

4,4-Diamino 101-77-9

2,4-Diaminoanisole 615-05-4

4,4’-Diaminodiphenylmethane 101-77-9

3,3’-Dichlorbenzidine 119-90-4

4-Amino anabenzane 91-94-1

3,3’-Dimethoxybenzidine 119-90-4

3,3’Dimethylbenzadine 119-93-7

3,3’-Dimethyl- 838-88-0

4,4’diaminodiphenylmethane

p-Kresidin 120-71-8

4,4’Methaylen-bis-(2-chloranilin) 101-14-4

4,4’Oxydianiline 101-80-4

4,4’Thiodianiline 139-65-1

2,4-Toluenediamine 95-80-7

o-Toluidine 95-53-4

2,4-Toluylenediamine 95-80-7

2,4,5-Trimethylaniline 137-17-7

o-Anisidine 137-17-7

2,4-Xylidine (China only) 95-68-1

2,6-Xylidine (China only) 87-62-7

(k) Manufacturer’s use or any of Manufacturer’s Subcontractors or Suppliers use of the following chemicals in connection with the manufacture or treatment of any of the Licensed Products (including the components thereof) manufactured hereunder, shall be in accordance with the following standards or such other standards Company may designate from time to time:

(i)	Formaldehyde: Must be less than 300 p.p.m. when tested in by the Acetylacetone method in accordance with Japanese law 112.

(ii)	Pentachlorophenol (Pesticides): Must be less than 5 p.p.m.

(iii)	Nickel: In the event any metal parts of a garment or other merchandise coming into contact with the skin, contain nickel in excess of 0.5 micrograms per square centimeter/week, Company must be so notified and special warning labels need to be attached to the garment.

(iv)	Lead (Pb): Must be less than 100 p.p.m. for each component in children’s products (12 year and under).

(v)	Perflurooctane sulfonate (Canada Only): Canada prohibits the manufacture, use, sale, offer for sale and import of this chemical.

5. INSPECTION.

(a) With or without notice from Company or TBG, Manufacturer shall arrange for and provide access to Company’s and/or TBG’s representative(s), including, but not limited to, any independent entity designated by Company or TBG’s legal representative(s), to: (i) Manufacturer’s manufacturing facility, residential facilities (if any) and any manufacturing and/or residential facility operated by and of Manufacturer’s Subcontractors; (ii) Manufacturer’s books, records and documents necessary to evidence Manufacturer’s compliance with the Code and all applicable laws, rules and regulations, including, but not limited to, employee wages, employee timecards, withholding rates and deductions, worker’s contracts and/or agreements, any company policies affecting employees, evidence of employee age, shipping documents, cutting reports and other documentation relating to the manufacture and shipment of the Licensed Products; and (iii) Manufacturer’s books, records and documents relating to the use of chemicals and dyestuffs in the fabrics, trims, garments and other merchandise manufactured hereunder. For purposes of this Paragraph, all such books, records and Manufacturer shall maintain documents in a secure and readily accessible location for a period of three (3) years from their creation.

(b) The access provided by Manufacturer as set forth in Paragraph 5(a), above, shall include Company’s and TBG’s right to inspect, test, and take samples of the Licensed Products, whether finished or semi-finished, at any time during the manufacturing process to ensure that the manufacture of the Licensed Products is in accordance with the terms and restrictions herein contained.

(c) Company shall have the right to reject any Licensed Products or packaging not meeting the standards described in Paragraph 1, above. Manufacturer shall not have the right to sell or otherwise distribute any rejected Licensed Products or packaging. All such products shall be destroyed according to methods and procedures provided by Company.

6. SHIPPING LEGEND.

All commercial invoices (bills of lading) which accompany all Licensed Products must include the following language (either pre-printed or “stamped”):

“We hereby certify that the merchandise (including components thereof) covered by this shipment was manufactured in compliance with the TBG Supplier Code of Conduct and: (1) if the merchandise was manufactured in the United States, it was manufactured in compliance with (a) section 6, 7, and 12 of the Fair Labor Standards Act, as amended and all regulations and orders of the United States Department of Labor under section 14 thereof, and (b) state and local laws pertaining to child labor, minimum wage and overtime compensation; or (2) if the merchandise was manufactured outside the United States, it was manufactured in compliance with the wage and hour laws of the country of manufacture and without the use of child (persons under the age of 15 or younger than the age of completing compulsory education, if that age is younger than 15), prison, indentured, exploited bonded, forced or slave labor. We further certify that we have in effect a program of monitoring our Subcontractors and Suppliers, which manufacture TOMMY BAHAMA brand merchandise for compliance with the foregoing. We also certify that the merchandise is in compliance with all laws governing the designation of country of origin and, if applicable, is being shipped under legally issued and valid export license or visa.”

Any merchandise shipped that is not accompanied by a commercial invoice bearing the required language will be subject to rejection and returned at Manufacturer’s expense and Manufacturer may be charged for any and all costs that are incurred by Company due to the rejection, including, but not limited to, damages sustained as a result of Company’s liability to customers, any resulting fines and penalties and attorneys’ fees for said rejected goods. Such rejected goods may not be sold or distributed by Manufacturer to any entity other than Company.

7. USE OF TRADEMARKS.

(a) Except in connection with the manufacture of Licensed Products, Manufacturer shall not use the Trademarks, in any manner whatsoever (including, without limitation, for advertising, promotion and publicity purposes), without obtaining the prior written approval of TBG, which may be withheld in TBG’s sole discretion. In any event, Manufacturer shall not at any time use, promote, advertise, display or otherwise commercialize the Trademarks or any material utilizing or reproducing the Trademarks in any manner. Manufacturer shall not make any reference in its business materials, advertising or in any of its business activities to the fact that Manufacturer is being contracted by Company to manufacture merchandise under any Trademarks owned by or licensed to TBG

(b) The Trademarks will appear on all of the Licensed Products and all packaging in the manner provided by Company.

(c) No other trademarks or notices shall appear on Licensed Products or packaging without Company’s and TBG’s prior written consent in each instance.

(d) Manufacturer’s use of the Trademarks shall inure to the benefit of TBG. Manufacturer shall take any and all steps required by TBG and the law to perfect TBG’s rights therein.

8. PROPERTY OF OWNER.

(a) Manufacturer recognizes the great value of the goodwill associated with the Trademarks and the identification of the Licensed Products with the Trademarks and acknowledges that the Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to TBG. Manufacturer further recognized and acknowledges that a breach by Manufacturer of any of its covenants, agreements or other undertakings hereunder will cause TBG irreparable damage, which cannot be adequately remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of TBG’s rights in the Trademarks, thereby entitling TBG to equitable remedies, costs and reasonable attorney’s fees.

(b) To the extent any rights in and to the Trademarks are deemed to accrue to Manufacturer, Manufacturer hereby assigns any and all such rights, at such time as they may be deemed to accrue, including the related goodwill, to TBG.

(c) Manufacturer shall (i) never challenge the validity of TBG’s ownership in and to the Trademarks or any application for registration thereof, or any trademark registration thereof and (ii) never contest the fact that Manufacturer’s rights under this Agreement are solely those of a manufacturer and terminate upon expiration of this Agreement. Manufacturer shall, at any time, whether during or after the term of the Agreement, execute any documents reasonably requested by TBG to confirm TBG’s ownership rights. All rights in the Trademarks other than those specifically granted herein are reserved by TBG for its own use and benefit.

(d) Without limiting the generality of any other provision of this Agreement, Manufacturer shall not (i) use the Trademarks, in whole or in part, as a corporate or trade name or (ii) join any name or names with the Trademarks so as to form a new trademark. Manufacturer agrees not to register, or attempt to register, the Trademarks in its own name or any other name, anywhere in the world.

(e) All provisions of this paragraph shall survive the expiration or termination of this Agreement.

9. TRADEMARK PROTECTION.

(a) In the event that Manufacturer learns of any infringement or imitation of the Trademarks or of any use by any person or entity of a trademark similar to the Trademarks, it shall promptly notify Company and thereupon, Company shall so notify TBG. TBG shall take such actions as it deems advisable for the protection of its rights in and to the Trademark and, if requested to do so by TBG, Manufacturer shall cooperate with TBG in all respects. In no event, however, shall TBG be required to take any action if it deems it inadvisable to do so.

(b) TBG shall defend, at its cost and expense, and with counsel of its own choice, any action or proceeding brought against Manufacturer for alleged trademark infringement arising out of Manufacturer’s use of the Trademarks in accordance with the provisions of this Agreement.

(c) Manufacturer shall cooperate with TBG in the execution, filing and prosecution of any trademark, copyright or design patent applications that TBG may desire to file and for that purpose Manufacturer shall supply to TBG from time to time such samples as may be reasonably required.

(d) All provisions of this paragraph shall survive the expiration or termination of this Agreement.

10. TRANSSHIPMENT. Transshipment is an illegal practice of falsely documenting the country of origin of the raw materials used to manufacture the Licensed Products and the finished Licensed Products shipped to the United States in order to evade quota restraints on the country of actual production and the shipment of products under counterfeit export licenses or visas. Manufacturer acknowledges that transshipment, in any form, violates U.S. federal law, that Company and TBG will review all documents received from Manufacturer to assure the veracity and the authenticity of the sources of Products and that, upon indication of transshipment of the Products by Manufacturer, Company or TBG reserves the right to immediately terminate this Agreement and pursue available remedies against Manufacturer.

11. SECONDS, THIRDS OR EXCESS GOODS. Manufacturer shall not have the right to sell any Licensed Products or packaging which are determined to be seconds, thirds or are in excess of the amount of the Licensed Products requested by Company. Company shall purchase all seconds, thirds, or excess products, including trim, at a reasonable fair market price. Company shall have the right to inspect any seconds, thirds or excess Licensed Products to ensure that they comply with the terms of this Agreement.

12. STOLEN GOODS OR DAMAGED GOODS. Manufacturer will provide Company with immediate notice of any stolen Licensed Products or damaged Licensed Products including Licensed Products that were then in production. With regard to damaged Licensed Products, Manufacturer shall not have the right to sell any damaged Licensed Products. With regard to stolen Licensed Products, Manufacturer shall cooperate with Company with respect to any action regarding the stolen Licensed Products.

13. DESIGN OWNERSHIP. All rights, including without limitation, copyright, trade secret and design patent, to designs for the Licensed Products including, without limitation, artwork, prints, patterns, package designs, labels, advertising or promotional materials or any other designs using or used on or affixed thereto, and to any package design, bearing the Trademarks shall, as between the parties hereto be the property of TBG. All Licensed Products manufactured from designs submitted by Manufacturer and approved by TBG shall bear the Trademarks.

14. CONFIDENTIALITY. During the term of this Agreement and thereafter, each party shall keep strictly secret and confidential any and all information acquired from the other party hereto or its designee and shall take all necessary precautions to prevent unauthorized disclosure of such information. Manufacturer acknowledges that it will receive from Company prints, designs, ideas, sketches, and other materials which Company and TBG intend to use on or in connection with lines of merchandise which have not yet been put into the channels of distribution. The parties recognize that these materials are valuable property of TBG. Manufacturer acknowledges the need to preserve the confidentiality and secrecy of these materials and agrees to take all necessary steps to ensure that use by it or by its employees and/or agents will in all respects preserve such confidentiality and secrecy. Manufacturer shall take all reasonable precautions to protect the secrecy of the materials, samples, and designs prior to their commercial distribution or the showing of samples for sale, and shall not manufacture any merchandise employing or adapted from any of said designs except for Company, TBG or its affiliates or designees.

15. FORCE MAJEURE.

(a) No failure or omission by either of the parties to perform any of its obligations under this Agreement shall be deemed a breach of this Agreement if such failure or omission is the result of acts of God, war, riot, accidents, compliance with any action or restriction of any government or agency thereof, strikes or labor disputes, inability to obtain suitable raw materials, fuel power or transportation, or any other factor or circumstance beyond the control of the party, which is not attributable to the negligence of such party.

(b) Any suspension of performance by reason of this paragraph shall be limited to the period during which such cause of failure exists, but such suspension shall not affect the running of the term of this Agreement. However, if the suspension of performance by reason of this paragraph exceeds six months, either party may give written notice of termination of this Agreement.

16. MANUFACTURER’S WARRANTIES AND REPRESENTATIONS.

Manufacturer warrants and represents that:

(a) It has and will have throughout the term of this Agreement, the full power, authority and legal right to execute and deliver, and to perform fully and in accordance with all of the terms of this Agreement.

(b) The entering of this Agreement by Manufacturer does not violate any agreements, rights or obligations existing between Manufacturer and any other person, entity, or corporation.

(c) It is not engaged in and will not engage in any activities which are in violation of any applicable domestic foreign or international laws, rules or regulations, including without limitation laws, rules or regulations governing labor, the environment, the manufacture and sale of goods, U.S. Customs laws or illegal transshipment. Company maintains a policy against engaging in any illegal activities and will not buy or sell products provided throughout the use of any unlawful or unethical practices.

(d) It accurately states the country of origin on all products, that it does not and will not transship, and it will act to stop or prevent any known illegal transshipment activity.

(e) It shall not utilize, nor permit any of its subcontractors or suppliers to utilize in the manufacture or treatment of any of the Licensed Products (including the components thereof) manufactured hereunder any AZO dyes that can be split into any of the amines set forth in Paragraph 3(i), above.

(f) Its use or any of its subcontractors or suppliers use of the chemicals set forth in Paragraph 3(i) above, in connection with the manufacture or treatment of any of the Licensed Products (including the components thereof) manufactured hereunder, shall be in accordance with the standards set forth in Paragraph 3(i) or such other standards as Company may designate from time to time.

17. COMPANY’S WARRANTIES AND REPRESENTATIONS.

Company warrants and represents that:

(a) it has, and will have throughout the term of this Agreement, the right to authorize use of the Trademarks to Manufacturer in accordance with the terms and provisions of this Agreement; and

(b) the entering of this Agreement by Company does not violate any agreements, rights or obligations existing between Company and any other person, entity, or corporation.

18. INDEMNIFICATIONS.

(a) Company hereby indemnifies Manufacturer and shall hold it harmless from any loss, liability, damage, cost or expense (including reasonable attorney’s fees) arising out of any claims or suits which may be brought against Manufacturer by reason of the breach by Company of the warranties or representations as set forth in Paragraph 17, above, provided that Manufacturer gives prompt written notice, and full cooperation and assistance to Company relative to any such claim or suit, and that Company shall have the option to undertake and conduct the defense of any suit so brought. Manufacturer shall cooperate fully in the respect with Company in the conduct and defense of said suit and/or proceedings.

(b) Manufacturer indemnifies and agrees to hold Company harmless from any loss, liability, damage, cost or expense (including reasonable attorney’s fees), arising out of (i) any breach of the terms herein contained; (ii) any claims or suits by reason of any unauthorized use by Manufacturer in connection with the Licensed Products or Trademarks covered by this Agreement; (iii) Manufacturer’s noncompliance with any applicable federal, state, or local law or with any other applicable governmental units or agency’s rules, regulations; and (iv) any alleged defects and/or inherent dangers in Licensed Products or use thereof.

(c) If reasonably available in the country in which Manufacturer operates it factory, Manufacturer agrees to obtain, at its own expense, product liability insurance providing adequate protection for Company and Manufacturer against any claims or suits in an amount no less than US$3,000,000. If applicable, within thirty (30) days from the date thereof, Manufacturer undertakes to submit to Company a fully paid policy or Certificate of Insurance naming Company as an insured party and, requiring that the insurer shall not terminate or materially modify such without written notice to Company of at least twenty (20) days.

19. TERMINATION.

(a) Company shall have the right to terminate this Agreement immediately upon written notice to Manufacturer if Manufacturer breaches any of its obligations under this Agreement or such other occurrences as outlined below, and such breach remains uncured or cannot be cured by Manufacturer within ten (10) days from receipt of notice;

(b) Company shall have the right to terminate this Agreement immediately upon written notice to Manufacturer, if Manufacturer is found at any time to be in breach of the representation made in Paragraph 16(e) or if any governmental agency or other body or office or official vested with appropriate authority deems the Licensed Products to be harmful or defective in any way, manner or form, or are being sold distributed in contravention of applicable laws and regulations or in a manner likely to cause harm;

(c) Company shall have the right to terminate this Agreement immediately upon written notice to Manufacturer, if Manufacturer manufactures the Licensed Products without the prior written approval of Company as provided herein;

(d) Company shall have the right to terminate this Agreement upon ten (10) days written notice to Manufacturer, if Manufacturer is unable to pay its debts when due, or makes any assignments for the benefit of creditors, or files any petition under the bankruptcy or insolvency laws of any jurisdiction, country or place, or has or suffers as a receiver or trustee to be appointed for its business or property, or is adjudicated a bankrupted or an insolvent;

(e) Company shall have the right to terminate this Agreement upon ten (10) days written notice to Manufacturer, if Manufacturer fails to make timely delivery of the Licensed Products; or

(f) Notwithstanding the foregoing provisions, Company shall have the right to terminate this Agreement, with or without cause, upon thirty (30) days notice to Manufacturer, providing however, that, upon written approval by Company, Manufacturer shall have the right to complete any work then in progress.

20. ACTS UPON EXPIRATION OR TERMINATION OF THIS AGREEMENT.

(a) Upon and after the expiration or termination of this Agreement, Manufacturer agrees not to make reference in its advertising or its business materials to having been formerly associated with Company or the Trademarks.

(b) Upon and after the expiration or termination of this Agreement, Manufacturer will refrain from further use of the Trademarks or of anything confusingly similar thereto, in connection with the manufacture of any products. Additionally, Manufacturer shall immediately return all originals and copies of all sketches, patterns, prototypes, samples or other materials relating to the Licensed Products to Company.

(c) In the event of expiration or termination of this Agreement, as herein provided, with the exception of the Licensed Products which Manufacturer may, with Company’s consent, ship to satisfy any unfilled, confirmed orders for the current season it had received prior to said expiration or termination, Company shall have the prior right and option to purchase any or all of the Licensed Products and packaging materials, as then in Manufacturer’s possession or carried on its books of account. Upon such termination or expiration, Manufacturer shall immediately cause physical inventories to be taken of (i) Licensed Products on hand; (ii) Licensed Products in the process of manufacture; and (iii) all packaging materials, which inventories shall be reduced to writing and a copy thereof shall be delivered to Company not later than fifteen (15) days from termination or expiration. Written notice of the taking of each inventory shall be given to Company at least forty-eight (48) hours prior thereto. Company shall have the right to be present at such physical inventory or to take its own inventory, and to exercise all rights it has available with respect to the examination of Manufacturer’s books and records. If Manufacturer does not allow Company to take such inventory, it shall have not right to sell the remaining Licensed Products without Company’s prior approval.

(d) Manufacturer recognizes that any sale of the Licensed Products upon termination or expiration, would cause irreparable damage to the prestige of the Company and to the Trademarks, and to the goodwill pertaining thereto.

(e) Upon expiration or termination of this Agreement, Manufacturer shall cease the manufacture of Licensed Products. All the Licensed Products set forth on the inventories referred to in subdivision (i) and (ii) of Paragraph 20(c) which are not purchased by Company pursuant to such paragraph may be sold subject to Company’s prior right to approve the customers in writing and the terms and conditions of each sale. Such sale shall otherwise be strictly in accordance with the terms, covenants and conditions of this Agreement as though the Agreement had not expired or terminated. In no event shall Manufacturer sell any Licensed Products to any Third Party without the prior written approval of Company.

21. NOTICES.

All notices which either party hereto is required or may desire to give shall be given by addressing the same to the address hereinafter in this paragraph, or as such other address as may be designated in writing by any party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be deemed to be sufficiently given five (5) days after the mailing by registered or certified mail, or in the date of electronic facsimile for which the sender obtains a confirmation of successful transmission. The addresses to which any such notices, shall be given are the following:

TO COMPANY: TO MANUFACTURER:

22. NO PARTNERSHIP.

This Agreement does not constitute and shall not be construed as a partnership or joint venture between Company and Manufacturer. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

23. NON-ASSIGNABILITY.

This Agreement shall bind and inure to the benefit of Company and its successors and assigns. This Agreement is personal to Manufacturer, and Manufacturer shall not transfer or sublicense its rights hereunder and neither this Agreement nor any of the rights of Manufacturer hereunder shall be sold, transferred or assigned by Manufacturer and no rights hereunder shall devolve by operation of law or otherwise upon any receiver, liquidator, trustee or other party.

24. SEVERABILITY.

If any provision or any portion of this Agreement shall be construed to be illegal, invalid, or unenforceable, such shall be deemed stricken and deleted from this Agreement to the same extent and effect as if never incorporated herein, but all other provisions of this Agreement and remaining portion of any provision which is illegal, invalid or unenforceable in part shall continue in full force and effect.

25. HEADINGS.

The headings of the Paragraphs of this Agreement are for convenience only and shall in no way limit or affect the term or conditions of this Agreement.

26. COUNTERPARTS.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27. CONSTRUCTION.

This Agreement shall be construed in accordance with the laws of the State of New York of the United States of America with the same force and effect as if fully executed and to be performed therein.

28. JURISDICTION.

The parties hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any of the courts of the State of New York in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered in person or sent as provided in Paragraph 21 hereof.

29. WAIVER, MODIFICATION, ETC.

No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any acts other than those specifically referred to herein. The fact that Company has not previously insisted upon Manufacturer expressly complying with any provision of this Agreement shall not be deemed to be a waiver of Company’s future right to require compliance in respect thereof and Manufacturer specifically acknowledges and agrees that the prior forbearance in respect of any act, term or condition shall not prevent Company from subsequently requiring full and complete compliance thereafter.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

______________________________ _____________________________

[LICENSEE NAME] [MANUFACTURER NAME]

By: ___________________________ By: __________________________

Name: ________________________ Name: _______________________

Title: _________________________ Title: ________________________

Addendum 1 to

Exhibit P

Tommy Bahama Group, Inc.

CODE OF CONDUCT

These Standards apply to all of the Tommy Bahama (“TBG”) Business Partners. TBG strongly encourages Business Partners to exceed these Standards and promote best practices and compliance by Business Partners with the Standards.

While TBG recognizes that there are different legal and cultural environments in which Business Partners operate throughout the world, these Standards set forth the basic minimum requirements Business Partners must meet in order to do business with TBG. The Standards also provide the foundation for TBG’s ongoing evaluation of compliance by Business Partners with the Standards.

Business Partners are defined as vendors, manufacturers, contractors, subcontractors and other suppliers, sources and agents who provide TBG with goods or services ordered pursuant to any purchase order, contract or agreement issued directly by TBG or ordered on TBG’s behalf.

LAWS & REGULATIONS

All TBG Business Partners must operate in full compliance with all applicable local and national laws, rules and regulations pertaining to all aspects of factory operations in the jurisdiction of which they conduct business.

EMPLOYMENT PRACTICES

TBG will only do business with Business Partners whose workers are treated fairly and who in all cases are present voluntarily, not put at risk of physical harm, fairly compensated, and allowed the right of free association and not exploited in any way. Business Partners shall ensure procedures are in place by which workers, alleging violations of these Standards, may do so without fear of negative repercussions.

In addition, TBG Business Partners must adhere to the following:

Wage and Benefits: TBG Business Partners must pay workers wages and legally mandated benefits that comply with any applicable law. In addition to their compensation for regular hours of work, workers shall be compensated for overtime hours at such premium rates as are legally required, or in those countries where such laws do not exist, at least equal to their regular hourly wage rate.

Working Hours: TBG expects its Business Partners to operate based on prevailing local work hours. Except in extraordinary circumstances, Business Partners shall limit the number of hours that workers may work on a regularly scheduled basis to the legal limit on regular and overtime hours established by local laws and regulations in the jurisdiction in which they manufacture. subject to the requirements of local law, a regularly scheduled workweek of no more than sixty (60) hours and one day off in every seven (7) day period is encouraged. Partners will comply with applicable laws that entitle workers to vacation time, leave periods and holidays. Business Partners must regularly provide reasonable rest periods and one day off within a seven-day period. Any time worked over the norm for the area should be compensated as prescribed by the local labor laws.

Child Labor: Use of child labor is strictly prohibited. Business Partners must observe all legal requirements for the work of authorized minors, particularly those relating to hours of work, wages, minimum education and working conditions. TBG supports the development of legitimate, workplace apprenticeship programs and Business Partners will be expected to comply with all laws and regulations applicable to such apprenticeship programs. “Child” is defined as a person who is younger than 15 (or 14 where the law of that country permits) or younger than the age for completing compulsory education in the country where such age is higher than 15. TBG will not utilize Business Partners who use or permit the use of child labor in any of their facilities.

Prison Labor/Forced Labor: Business Partners will not use or permit the use of bonded labor, indentured labor, prison labor or forced labor in the manufacture or finishing of products ordered by TBG. Nor will TBG knowingly purchase materials from a Business Partner utilizing bonded labor, indentured labor, prison labor or forced labor. “Forced labor” is defined as any work or service which is extracted from any person under the threat of penalty for its non-performance and for which the worker does not offer himself voluntarily.

Discrimination: While TBG recognizes and respects cultural differences, employment (hiring, wages, benefits, advancement, termination, and retirement) shall be based on the worker’s ability and not on personal characteristics. TBG believes that workers should be employed on the basis of their ability to do the job, rather than on the basis of gender, age, disability, racial characteristics, cultural or religious beliefs or similar factors. TBG will not utilize Business Partners who discriminate against workers on the basis of gender, age, disability, racial characteristics, cultural or religious beliefs or similar factors.

Free Association: Workers must be free to join organizations of their own choice. Business Partners shall recognize and respect the rights of workers to freedom of association and collective bargaining. Workers shall not be subject to intimidation or harassment in the peaceful exercise of their legal right to join or to refrain from joining an organization.

Disciplinary Practices: All Business Partners must treat all workers with respect and dignity. TBG will not utilize Business Partners who use, or permit the use of corporal punishment, physical, sexual, psychological or verbal harassment or other forms of mental or physical coercion, abuse or intimidation. Business Partners shall not use, or permit the use of fines as a disciplinary practice.

Women’s Rights: All Business Partners will ensure that workers who are women receive equal treatment in all aspects of employment. Pregnancy tests will not be a condition of employment or continuation thereof and pregnancy testing, to the extent it is provided, will be voluntary and at the option of the worker. Workers will not be exposed to hazards that may endanger their reproductive health and Business Partners will not force workers to use contraception.

Health & Safety: TBG will only utilize Business Partners who provide workers with a clean, safe and healthful work environment designated to prevent accidents and injuries arising out of or occurring while in the course of work or as a result of the operation of a Business Partner’s facility. All Business Partners must comply with all applicable, legally mandated standards for workplace health and safety. Where applicable, Business Partners who provide residential facilities for their workers must provide safe and healthy facilities that comply with legally mandated standards for health and safety.

ETHICAL STANDARDS

TBG will seek to identify and work with Business Partners who aspire as individuals and in the conduct of their business to a set of ethical standards which are compatible with TBG standards. Bribes, kickbacks or other similar unlawful or improper payments are strictly prohibited to be given to any person or entity to obtain or retain business.

ENVIRONMENTAL REQUIREMENTS

All Business Partners must comply with environmental rules, regulations and standards applicable to their operations.

LEGAL REQUIREMENTS

TBG policy is to obey the laws of each country in which merchandise is manufactured for TBG. Business Partners will comply with all applicable local and national laws, rules, and regulations pertaining to all aspects of factory operations. This includes compliance with these Standards and the terms and conditions of purchase orders issued by TBG or on TBG’s behalf and also requires attention to U.S. country of origin regulations which govern quota classification and the marking of products.

MONITORING / COMPLIANCE

TBG takes affirmative measures to monitor compliance with TBG Standards and TBG’s Purchase Order Terms and Conditions. Such measures may include prescreening Business Partners, scheduled or random, announced and unannounced on-site inspections of factories by TBG representatives, or certification by TBG Business Partners that TBG Standards have been complied with.

TBG associates and representatives have been asked to be watchful for violations of TBG Standards on visits to factories or manufacturing facilities and to report questionable conduct to management for follow up and when appropriate, for corrective action.

RECORD KEEPING

All Business Partners must maintain in the factories producing merchandise for TBG all documentation necessary to demonstrate compliance with TBG Standards. Business Partners must furnish TBG representatives reasonable access to production facilities, employment records and workers for confidential interviews in connection with monitoring factory or inspection visits. Business Partners must promptly respond to reasonable inquires by TBG representatives concerning the operations of factories with respect to TBG Standards.

SUBCONTRACTING

Business Partners shall not utilize subcontractors for the production of TOMMY BAHAMA branded merchandise, or components thereof, without TBG’s prior written approval and only after the subcontractor has agreed to comply with TBG’s Standards. Business Partners shall require each TBG approved subcontractor to abide by the Standards. Business Partners shall be held accountable for a subcontractor’s failure to abide by TBG’s Standards.

CORRECTIVE ACTION

If a Business Partner is in violation of TBG’s Standards, TBG will work with the Business Partner to remediate the violation if at all possible. If this effort is unsuccessful or not possible, TBG shall reevaluate its business relationship with the Business Partner and shall take appropriate corrective action. Corrective action may include cancellation of the affected order, prohibition of subsequent use of a factory or termination of TBG business relationship with any Business Partner found to be in violation of these Standards, or exercising any other rights and remedies to which TBG may be entitled under Purchase Orders issued by TBG or on behalf of TBG, at law or otherwise.

AGREED AND UNDERSTOOD:

VENDOR: ______________________

BY: __________________________

NAME: _______________________

TITLE: ________________________

Addendum 2 to

Exhibit P

Supplier Certification

In consideration of the Tommy Bahama Group, Inc. (“TBG”) placing orders for the manufacture of TOMMY BAHAMA brand merchandise with us in the future, and in compliance with TBG’s Manufacturing Agreement with us (the “Agreement”), we hereby certify that:

I. Any merchandise (including components thereof) we manufacture or cause to be manufactured under the Agreement will be manufactured in compliance with: (1) all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and all regulations and orders of the United States Department of Labor under Section 14 thereof, and applicable state and local laws pertaining to child labor, minimum wage and overtime compensation, and, if the merchandise is manufactured outside the United States, it will be manufactured in compliance with the wage, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, environmental, collective bargaining, freedom of association laws of the country of manufacture and without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is younger than 15), prison, indentured, exploited bonded, forced or slave labor; (2) we currently have in effect and will maintain a program of monitoring all of our suppliers and subcontractors, subcontract sewing shops and other designated contract facilities producing TOMMY BAHAMA brand merchandise for compliance with (1) above; (3) we will obtain the signature of an authorized representative of our suppliers, subcontractors, subcontract sewing shops and other designated contract facilities producing TOMMY BAHAMA brand merchandise on a current supplier agreement, as provided by TBG; (4) within two (2) weeks of the execution of this Certificate, we will provide to TBG the names and addresses of all of our suppliers, subcontractors, subcontract sewing shops and other designated contract facilities producing TOMMY BAHAMA brand merchandise under the Agreement and all such merchandise shall be manufactured solely in factories (whether operated by our suppliers, subcontractors, subcontract sewing shops or designated contract facilities) that have been inspected and approved in writing by our authorized employee or agent; and (5) all shipping documents which accompany all TOMMY BAHAMA brand merchandise will include the following language (either pre-printed or “stamped”):

“We hereby certify that the merchandise (including components thereof) covered by this shipment was manufactured in compliance with (1) all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended and all regulations and orders of the United States Department of Labor under Section 14 thereof, and applicable state and local laws pertaining to child labor, minimum wage and overtime compensation, and (2) if manufactured outside the United States, was manufactured in compliance with all applicable requirements of the wage, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, environmental, collective bargaining, freedom of association laws of the country of manufacture and without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is younger than 15), prison, indentured, bonded, forced or slave labor. We further certify that we currently have in effect a program of monitoring our Suppliers and Subcontractors and other designated contract facilities which manufacture TOMMY BAHAMA brand merchandise to ensure their compliance with the Fair Labor Standards Act and all state, local and foreign laws pertaining to wages, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, environmental, collective bargaining, freedom of association and that their products or the components thereof are made without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is higher than 15), prison, indentured, bonded, forced or slave labor. We also certify that upon importation (if applicable) this shipment is in compliance with all laws applicable to the designation of country of origin and is being shipped under legally issued and valid export license or visa.”

II. Neither we, nor any of our subcontractors or suppliers, will in the manufacture or treatment of any of the merchandise and Licensed Products (including the components thereof) manufactured hereunder use any Azo dyes that can be split into any of the following amines:

CAS #

4-Aminobiphenlyl 92-67-1

Benzidine 92-87-5

4-Chloro-o-toluidine 95-69-2

2-Naphthylamine 91-59-8

o-Aminoazotoluene 97-56-3

2-amino-4-nitrotoluene       99-55-8

p-Cresidine 120-71-8

p-Chloroaniline 106-47-8

4,4-Diamino 101-77-9

2,4-Diaminoanisole 615-05-4

4,4’-Diaminodiphenylmethane 101-77-9

3,3’-Dichlorbenzidine 119-90-4

4-Amino anabenzane 91-94-1

3,3’-Dimethoxybenzidine 119-90-4

3,3’Dimethylbenzadine 119-93-7

3,3’-Dimethyl- 838-88-0

4,4’diaminodiphenylmethane

p-Kresidin 120-71-8

4,4’Methaylen-bis-(2-chloranilin) 101-14-4

4,4’Oxydianiline 101-80-4

4,4’Thiodianiline 139-65-1

2,4-Toluenediamine 95-80-7

o-Toluidine 95-53-4

2,4-Toluylenediamine 95-80-7

2,4,5-Trimethylaniline 137-17-7

o-Anisidine 137-17-7

2,4-Xylidine (China only) 95-68-1

2,6-Xylidine (China only) 87-62-7

and;

III. We, and our subcontractors or suppliers, will only use the following chemicals in connection with the manufacture or treatment of any of the merchandise and products (including the components thereof) manufactured hereunder, in accordance with the following standards or any further standards TBG designates from time to time:

(i)	Formaldehyde: Must be less than 300 p.p.m. when tested in the Acetylacetone method in accordance with Japanese law 112.

(ii)	Pentachlorophenol (Pesticides): Must be less than 5 p.p.m.

(iii)	Nickel: In the event any metal parts of a garment or other merchandise coming into contact with the skin, contain nickel in excess of 0.5 micrograms per square centimeter/week, Company must be so notified and special warning labels need to be attached to the garment.

(vi)	Lead (Pb): Must be less than 100 p.p.m. for each component in children’s products (12 year and under).

(vii)	Perflurooctane sulfonate (Canada Only): Canada prohibits the manufacture, use, sale, offer for sale and import of this chemical.

Date: ________________ ____________________________________

[Company Name]

By: ________________________________

[Authorized Signature]

Print Name: _________________________

Exhibit Q

Intentionally Omitted

Exhibit R

Licensee Targeted Events

Natural Products Expo East

Natural Products Expo West

Body Mind Spirit Expo

Las Vegas Health & Fitness Expo

NEWLIFE Expo